UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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The WhiteWave Foods Company

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April 1, 2015

Dear Fellow Stockholders,

It is my pleasure to invite you to attend The WhiteWave Foods Company’s 2015 Annual Meeting of Stockholders on Thursday, May 14, 2015 at 9:30 a.m. (MDT), at the History Colorado Center, MDC/Richmond Terrace Room, 1200 Broadway, Denver, Colorado 80203. At the Annual Meeting, we will vote on the proposals described in this Proxy Statement and present a brief report on our business performance during 2014. We will conclude the meeting by inviting you to ask questions and express your views to the members of senior management and our Board of Directors who will be present.

Let me take this opportunity to share some of WhiteWave’s 2014 highlights and future plans.

In 2014, we made great strides in advancing our mission, which is to change the way the world eats for the better. By creating and building authentic brands that change the marketplace and the way consumers think about our categories, we are positioned where consumers are headed.

Consumer acceptance of our brands is evident in our 2014 financial performance. We reported record net sales of $3.4 billion, a 35% increase over 2013, and adjusted operating income of over $300 million, up 45% from a year ago. We also continued to benefit from our increased scale, capital investments in the supply chain and rigorous expense management to significantly expand our operating margin and generate adjusted earnings per share to $1.00, a 36% gain from last year, excluding our investment in the China JV, which was equivalent to $0.05 of adjusted earnings per share.

In addition to delivering record financial results in 2014, we completed two important acquisitions, launched several new and innovative products, successfully expanded our brands into new categories and built plants in China and Dubois, PA. WhiteWave has been the fastest growing food company in the U.S. for the past four years by nurturing what were once small, exciting brands into market-leading successes. Our Europe business expanded its leading market share to more than 42% in its core countries in 2014.

Looking ahead, we want to continue our growth trajectory and further shape the company by entering new categories, investing more in research and development and our supply chain, expanding our reach beyond current geographies and stimulating our collective creativity to fuel even greater growth and magnify stockholder value. We have a robust pipeline of new products, along with the scale and resources to help redefine consumer preferences for nutritious, great-tasting and accessible foods and beverages.

We appreciate the confidence you have placed in us through your investment in WhiteWave, and we look forward to seeing you at the meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

Your vote is important. We encourage you to submit your vote now, whether or not you plan to attend the meeting.

NOTICE OF STOCKHOLDERS’ MEETING

The 2015 Annual Meeting of Stockholders of The WhiteWave Foods Company, a Delaware corporation, will be held on Thursday, May 14, 2015, at 9:30 a.m. (MDT), at the History Colorado Center, MDC/Richmond Terrace Room, 1200 Broadway, Denver, Colorado 80203 for the following purposes:

1.	To elect the two director nominees named in the accompanying Proxy Statement to our Board of Directors for a one-year term;

2.	To approve the Amendment and Restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2015; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 18, 2015 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or the approval of the Amendment and Restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 1, 2015.

By order of the Board of Directors,

Roger E. Theodoredis
Executive Vice President, General Counsel and Corporate Secretary

April 1, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 14, 2015

WhiteWave’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available at www.whitewave.com.

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. This is only a summary, so please refer to our complete Proxy Statement and 2014 annual report on Form 10-K before you vote.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Thursday, May 14, 2015, at 9:30 a.m. (MDT)	Record Date: March 18, 2015

Place: History Colorado Center MDC/Richmond Terrace Room 1200 Broadway Denver, Colorado 80203

VOTING MATTERS AND BOARD RECOMMENDATIONS

Management Proposal	Board’s Recommendation
Election of the two director nominees named in this Proxy Statement	FOR both director nominees

Approval of the Amendment and Restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan	FOR

Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2015	FOR

CORPORATE GOVERNANCE

Our Corporate Governance Policies Reflect Best Practices

• Declassifying our Board beginning with the Annual Meeting (all directors will be elected annually beginning in 2017)	• Average director attendance at Board and committee meetings of 98% during 2014

• Majority voting and a director resignation policy for directors in uncontested elections	• Double-trigger vesting following a change in control for all equity awards granted to our executive officers during and after 2015

• Board has an independent Lead Director	• Executive sessions of independent directors held at each regularly scheduled Board meeting

• All but one director is independent and 50% of our directors are women	• Company policies prohibit pledging and hedging of WhiteWave stock

• Strong pay for performance executive compensation program	• Robust director and executive officer stock ownership requirements

See “Corporate Governance” for more details regarding our corporate governance practices and executive compensation program.

STOCKHOLDER ENGAGEMENT

We believe that maintaining positive relationships with our stockholders is critical to WhiteWave’s long-term success. We value the views of our stockholders and other stakeholders, and we solicit input throughout the year on topics such as portfolio strategy, corporate governance, transparent public disclosure, executive compensation, sustainability and corporate social responsibility. See “Executive Compensation–Stockholder Engagement Program” for examples of our recent engagement activities.

INFORMATION ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company (“WhiteWave”, the “Company”, “we”, “us” or “our”) is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic salads, fruits and vegetables throughout North America and Europe. We also hold a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant-based beverages in China. The address of our principal executive office is 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 and our telephone number is +1.303.635.4500. Our corporate Web site is at www.whitewave.com. Information contained on our Web site does not constitute part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, May 14, 2015, at 9:30 a.m. (MDT), at the History Colorado Center, MDC/Richmond Terrace Room, 1200 Broadway, Denver, Colorado 80203. The telephone number of the History Colorado Center is +1.303.447.8679. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the meeting location are posted at www.whitewave.com.

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own WhiteWave common stock as of the close of business on March 18, 2015 will be entitled to attend the meeting. If you are a stockholder of record as of March 18, 2015 and you plan to attend the Annual Meeting, please save your Notice of Electronic Availability or proxy card, as the case may be, and bring it to the Annual Meeting as your admission ticket. If you plan to attend the meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of March 18, 2015, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at investor.relations@whitewave.com, at 1.303.635.4747 or at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Please note that we may not be able to accommodate all requests.

Information about this Proxy Statement

Why You Received this Proxy Statement. You have received these proxy materials because WhiteWave’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, WhiteWave is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On April 1, 2015, we began mailing to our stockholders of record as of the close of business on March 18, 2015 a Notice of Electronic Availability (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report online, and we began mailing these proxy materials to those stockholders who previously opted out of Internet access. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report online. The Notice also instructs you on how you may submit your proxy over the Internet. If you own WhiteWave common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Broadridge toll-free at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding and Summary Processing. SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders, which is referred to as “householding,” and to print an individual’s multiple accounts on a single Notice or set of Annual Meeting materials, which is referred to as “summary processing.” Both of these delivery methods may result in cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address and we have summarized on one Notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholders before the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, you may contact Broadridge toll-free at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above telephone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

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By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card. If you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice; however, the Notice provides instructions on how to vote by Internet or by requesting and returning a paper proxy card or voting instruction card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 13, 2015. We encourage you to submit your proxy now (by telephone, Internet or by mail) even if you plan to attend the meeting in person. Broadridge Investor Services will count the votes and act as inspector of election.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or for approval of the Amendment and Restatement of our 2012 Stock Incentive Plan in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against both, one or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of both nominees for director named in this Proxy Statement;

•	FOR the approval of the Amendment and Restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2015; and

•	For any other matter properly presented before the meeting, in the discretion of the proxies.

You may revoke or change your proxy before the meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy, either by telephone or online (your last vote before the meeting begins will be counted), or (3) sending a written revocation that is received before the meeting to WhiteWave’s Corporate Secretary, Roger E. Theodoredis, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202.

Each share of WhiteWave common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is March 18, 2015. As of March 18, 2015, there were 175,029,293 shares of WhiteWave common stock outstanding and no other classes of capital stock outstanding.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present, in person or by proxy. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, banks and brokers would have discretionary voting power for the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2015 (Proposal 3), but not for voting on the election of directors (Proposal 1) or the amendment and restatement of our 2012 Stock Incentive Plan (Proposal 2).

Required Votes for Action to be Taken

Two directors have been nominated for election to our Board of Directors at the Annual Meeting. WhiteWave’s By-laws provide that, in uncontested elections, each director must be elected by the majority of the votes cast with respect to such director. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on WhiteWave’s Board as a “holdover director.” However, under our Corporate Governance Principles, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under our Principles, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation, if applicable) will decide whether to accept the director’s resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each proposal other than the election of directors, the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present or represented at the meeting and voting on the matter in order to be approved. Abstentions will have no effect on these proposals.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Principles

WhiteWave’s Corporate Governance Principles contain general guidelines regarding the functions of WhiteWave’s Board of Directors and Board Committees. The Principles are available at www.whitewave.com on the “Investor Relations” page under the link “Corporate Governance.”

Director Independence

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with WhiteWave (either directly or as a partner, stockholder or officer of an organization that has a relationship with WhiteWave). Our Board of Directors must conduct an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between WhiteWave and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time.

In making its independence determinations, the Board considered whether any of the directors was or is a party to certain types of relationships and transactions. See “Review of Related Person Transactions” in this Proxy Statement. In March 2015, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Michelle P. Goolsby, Stephen L. Green, Joseph S. Hardin, Jr., Mary E. Minnick, and Doreen A. Wright. Gregg L. Engles was determined to not be an independent director because he currently serves as the Chief Executive Officer of our Company. In addition, the Board has determined that Ms. Goolsby, Mr. Green, Mr. Hardin, and Ms. Wright are independent for audit committee purposes under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that Mr. Green, Ms. Goolsby, Mr. Hardin and Ms. Minnick are independent after taking into account the independence considerations required by NYSE rules relating to compensation committee service.

Board Leadership Structure

Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Mr. Engles currently serves as our Chairman of the Board and Chief Executive Officer. He has served in such roles since the formation of WhiteWave in 2012 and, as Chief Executive Officer of our former parent, Dean Foods Company, was the chief strategist behind the acquisition and combination of the businesses that now comprise WhiteWave, and the spinning-off of WhiteWave into an independent company. During his tenure as Chairman and Chief Executive Officer of WhiteWave, Mr. Engles has consistently demonstrated his strong leadership of the Board and senior management, and has successfully overseen the development and execution of our annual operating plans and long-term strategic plan. Our Board believes that having Mr. Engles serve in the combined role of Chairman and Chief Executive Officer promotes unified execution of our strategic plan and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interests of our stockholders at this time because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Pursuant to our Corporate Governance Principles, the independent members of our Board of Directors appoint a Lead Director annually from among our independent directors. Joseph S. Hardin, Jr. currently serves as our Lead Director. The Lead Director: (1) in consultation with the Chairman, calls all Board meetings; (2)

approves the schedule and agenda for all Board meetings and information sent to the Board prior to meetings; (3) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the Board; (4) acts as a liaison between the independent directors and our Chief Executive Officer; and (5) in conjunction with management, makes himself or herself available for consultation and direct communication with WhiteWave’s significant stockholders.

Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. Mr. Hardin presides at all of these executive sessions.

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees of our Board of Directors are independent pursuant to applicable NYSE and SEC rules and our Corporate Governance Principles. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of our Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees is entrusted solely to independent directors.

Stockholder Engagement

WhiteWave strives to engage with our stockholders on an on-going basis on a variety of topics, including our financial performance, execution of our growth strategy, corporate governance practices and executive compensation programs. In early 2015 and before we finalized this Proxy Statement, we held discussions with many of our largest stockholders to solicit their input and feedback over the proposals presented in this Proxy Statement. See “Executive Compensation—Compensation Discussion and Analysis—Stockholder Engagement Program” for a description of our program.

Annual Evaluations of the Board and each Committee

Each year, the Board of Directors and each Committee conducts a self-evaluation to assess its performance and consider potential areas of improvement. This internal review, conducted over several meetings, focuses on the effectiveness of the Board and each Committee assessed against its responsibilities as set forth in WhiteWave’s Corporate Governance Principles and each Committee charter. Members of the Board and each Committee complete a detailed questionnaire soliciting feedback on matters such as fulfillment of its primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board and Committee materials and presentations, the composition of the Board and each Committee (including experience, skills and independence of members), and effectiveness of the Board’s and each Committee’s processes. A summary of all responses is reviewed by our Chairman, Lead Director and the Chair of the Nominating and Corporate Governance Committee, and each Committee Chair reviews the responses with respect to his or her Committee. The Lead Director and each Committee Chair are expected to follow-up on any matters raised in the questionnaire and take action, as appropriate. For example, in response to the 2014 self-evaluations, the Board modified the meeting process to prioritize strategic topics, foster more robust dialogue at the meetings and increase communications between scheduled meetings.

Review of Related Person Transactions

Under our Code of Ethics, all of our directors, officers and employees are expected to make business decisions and take actions based upon the best interests of WhiteWave and not based upon personal relationships or benefits. In addition, our Board of Directors has adopted a Related Party Transaction Policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” for these purposes includes our directors and executive officers, any person who is known to be the beneficial owner of more than 5% of our common stock and any entity in which any of the foregoing persons has a greater than 10% ownership interest.

Under our Related Party Transaction Policy, the Audit Committee of WhiteWave’s Board of Directors is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including: the nature of the interest of the related person in the transaction; the approximate dollar amount involved in the transaction, including the amount payable to the related person; whether the transaction may involve a conflict of interest; and the purpose of the transaction and any potential benefits to WhiteWave. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in good faith in accordance with its business judgment.

Any transaction proposed to be entered into by WhiteWave with a related person must be reported to our General Counsel and reviewed and approved by the Audit Committee, in accordance with the terms of our Related Party Transaction Policy, prior to effectiveness or consummation of the transaction. If advance approval by the Audit Committee is not practicable under the circumstances, the Chair of the Audit Committee may approve the transaction, subject to ratification by the full committee at its next meeting. Any transaction with a related person previously approved by the Audit Committee that is ongoing in nature shall be reviewed by the Audit Committee annually. There are no related person transactions in 2014 to report in this Proxy Statement.

Role of the Board of Directors in Risk Oversight

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for reviewing and discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Communications with the Board of Directors

If our stockholders or other interested parties wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, they may write to him or her in care of Roger E. Theodoredis, Corporate Secretary, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

The Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In connection with the process of nominating incumbent directors for re-election to the Board, the Committee also considers the director’s tenure on and unique contributions to the Board.

Our independent directors have retained, and the Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. In considering whether to recommend any candidate to the Board, the Committee will apply the criteria set forth in our Corporate Governance Principles, which are designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Committee will not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information (such as age, principal occupation or employment and relevant experience) and the number of shares of our common stock beneficially owned by the potential candidate to our principal executive offices at:

Board of Directors

c/o WhiteWave Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

Assuming the appropriate information has been provided, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.

Stockholders also have the right under our By-laws to directly nominate candidates, without any action or recommendation on the part of the Board of Directors. Our By-laws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our By-laws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to WhiteWave’s Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the tenth day following the day on which notice of the date of such special meeting was mailed or public announcement of the date of the meeting was made, whichever occurs first.

Succession Planning and Management Development

The Board supports the development of the Company’s executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board’s mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is integrated in the Board’s annual activities. Our Corporate Governance Principles require that our Chief Executive Officer and Executive Vice President, Human Resources provide the Board, on an annual basis, with an assessment of our senior executives and their potential to succeed our Chief Executive Officer, and an assessment of persons considered potential successors to other senior executive positions. The Board deliberates in executive session on the succession plan for the Chief Executive Officer and the ongoing evaluation of other potential succession candidates.

Management and the Board take succession planning seriously and, although the Corporate Governance Principles require an annual review, the process for management development and succession planning occurs much more frequently and involves regular interaction between management and the Board. Management regularly identifies high potential executives for additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, and identified individuals are often positioned to interact more frequently with the Board so that directors may gain familiarity with these executives.

Code of Ethics

We maintain a Code of Ethics that applies to all of our directors, executive officers, and employees. Our Code of Ethics is posted on our corporate website at www.whitewave.com. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. You may request a copy of our Code of Ethics by contacting our Investor Relations Department at:

The WhiteWave Foods Company

Attention: Investor Relations

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

investor.relations@whitewave.com

We have a designated compliance officer who oversees our ethics and compliance program. She provides regular reports to the Audit Committee on the program’s effectiveness and works closely with various functions to coordinate the sharing of best practices across our Company.

Availability of Committee Charters and SEC Filings

We believe that the charters adopted by the Audit, Compensation and Nominating and Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as filed with the SEC, are available on our website at www.whitewave.com. Stockholders may also contact Investor Relations at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 or at investor.relations@whitewave.com to obtain copies of the Committee charters or our Form 10-K without charge.

DIRECTOR COMPENSATION

Following is a description of WhiteWave’s 2014 compensation program for non-management directors. Directors who are WhiteWave employees do not receive compensation for their services as directors. The Compensation Committee’s objectives are for non-management director compensation to remain competitive with the compensation paid to non-management directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The Compensation Committee regularly reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate. In 2014, the Compensation Committee asked its independent compensation consultant to evaluate WhiteWave’s director compensation program relative to the programs of comparable company programs. Based on this evaluation, the Committee concluded that, relative to its peers, WhiteWave’s mix of director compensation is weighted heavily towards equity versus cash compensation, WhiteWave’s program is generally competitive with the broader market and WhiteWave’s stock ownership requirements for directors are rigorous, so no changes were made to the program. The following table sets forth the annual Board and Committee cash and equity retainers. Directors do not receive any meeting or attendance fees.

	Cash Retainer(1)	Restricted Stock Units or Stock Options(2)
All non-management directors	$100,000	$120,000
Additional compensation:
Lead Director	$25,000	—
Audit Committee Chair	$15,000	—
Compensation Committee Chair	$15,000	—
Nominating and Corporate Governance Committee Chair	$10,000	—

(1)	All cash retainers are paid quarterly in arrears and on a pro rata basis. Directors may elect to receive the cash portion of their annual retainer in the form of restricted stock units (“RSU”) and/or restricted stock awards (“RSA”) rather than in cash. If a director makes this election, he or she will receive an RSU or an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, determined as of the grant date based on the closing price of WhiteWave common stock on the grant date. RSUs vest pro rata one-third on each of the first, second and third anniversaries of the grant date. RSAs vest one-third on the grant date, and the remaining two-thirds vests pro-rata on each of the first and second anniversaries of the grant date. Shares of common stock represented by RSAs have full voting and distribution rights from the grant date. The portion of any RSU or RSA that is unvested at the time a director’s service to the Company terminates is subject to forfeiture.

(2)	Each non-management director receives an annual equity grant valued at $120,000 at the same time our executive officers and other key employees receive annual equity grants. Directors may elect to receive this annual equity grant in the form of stock options, RSUs or a combination of both. Stock options vest in full on the grant date. RSUs vest pro rata one-third on each of the first, second and third anniversaries of the grant date.

All annual awards of RSUs, RSAs and stock options to our non-management directors are granted on the date that our executive officers and other key employees receive annual equity grants, and are calculated based on the closing price of our common stock on that day.

Director Compensation for 2014

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(3)(4)	Total ($)
Michelle P. Goolsby	172,500	—	120,002	292,502
Stephen L. Green	172,500	—	120,002	292,502
Joseph S. Hardin, Jr.	187,500	—	120,002	307,502
Mary E. Minnick	150,000	—	120,002	270,002
Doreen A. Wright	110,000	119,992	—	229,992

(1)	Represents the amount of cash compensation earned by each non-management director in 2014 for service on the Board and Committees of the Board, including the following cash retainers that the directors elected to receive in RSUs or RSAs in lieu of cash, which were issued with a value equal to 150% of the foregone cash retainer: Ms. Goolsby ($115,000), Mr. Green ($115,000), Mr. Hardin ($125,000) and Ms. Minnick ($100,000).

(2)	Represents the aggregate grant date fair value of RSUs computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 related to “Compensation—Stock Compensation” as of the grant date of February 14, 2014. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s common stock on February 14, 2014 multiplied by the number of RSUs awarded.

(3)	The following table shows the aggregate number of outstanding RSAs, RSUs and stock options as of December 31, 2014 held by each non-management director serving on the Board during 2014. Includes WhiteWave equity awards granted upon the conversion of outstanding equity awards of Dean Foods Company in connection with our spin-off from Dean Foods in May 2013, which converted equity awards have substantially equivalent value and substantially identical terms to the awards they replaced.

	RSA Awards (#)	RSU Awards (#)	Option Awards (#)
Michelle P. Goolsby	7,301	—	69,452
Stephen L. Green	3,995	19,351	117,201
Joseph S. Hardin, Jr.	4,160	25,813	151,831
Mary E. Minnick	2,699	13,072	13,953
Doreen A. Wright	—	18,791	42,979

(4)	Represents the aggregate grant date fair value of options to purchase WhiteWave stock computed in accordance with ASC Topic 718 related to “Compensation—Stock Compensation” as of the grant date of February 14, 2014. The assumptions used in valuing the stock options are described under the caption “Stock Options” in Note 13 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2014.

Director Stock Ownership Guidelines

Our Corporate Governance Principles establish stock ownership guidelines for our non-management directors. Pursuant to such Principles, within five years of joining our Board of Directors, all non-management directors are expected to own common stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors (not including additional retainers paid to the Lead Director or committee chairs). For purposes of these Principles, a director is deemed to “own” beneficially owned shares of common stock, as well as RSAs and RSUs, whether or not any applicable restrictions have lapsed, but not unexercised stock options, whether vested or unvested.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established certain standing committees to assist in the performance of its various functions. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

Our Board of Directors has affirmatively determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles. The Board also has determined that all members of the Audit Committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act and, in determining the independence of all members of our Compensation Committee, the Board took into account the additional independence considerations required by NYSE rules relating to compensation committee service.

Our Board of Directors typically meets on a quarterly basis and holds special meetings as necessary. Directors are required to regularly attend Board meetings, our Annual Meeting of Stockholders and meetings of the committees on which they serve, unless unforeseen circumstances prevent them from doing so. In 2014, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served, and average board attendance in 2014 was 98%. All of our directors attended the 2014 annual meeting. The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees.

Director	Audit(1)		Compensation		Nominating and Corporate Governance
Gregg L. Engles	—		—		—
Michelle P. Goolsby	X	*	X		X
Stephen L. Green	X		X	*
Joseph S. Hardin, Jr.	X		X		X
Mary E. Minnick			X		X
Doreen A. Wright	X				X	*

*	Committee Chair

(1)	Our Board of Directors has determined, based upon recommendation of the Nominating and Corporate Governance Committee, that Ms. Goolsby is an “audit committee financial expert,” as that term is defined by the SEC and that all members of the Committee are “financially literate” as that term is used in the NYSE rules.

The responsibilities of each of our standing committees are described below. Each of the Committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board of Directors; and reviews its own performance annually.

Audit Committee. The Audit Committee’s responsibilities include: appointing, approving the compensation of, and assessing the independence of our independent auditor; overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work; reviewing and discussing our annual and quarterly financial statements with management and the independent auditor; meeting regularly with members of our management and with our independent auditor outside the presence of management; overseeing our internal audit function, including the appointment and performance of our senior internal audit executive; discussing the Company’s major financial risk exposures, including our risk assessment and risk management policies; recommending policies regarding the hiring of employees from our independent auditor; establishing procedures for the receipt and retention of accounting-related complaints and concerns;

monitoring our compliance with applicable legal and regulatory requirements; providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk; pre-approving all permitted non-audit services to be performed by our independent auditor; preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement; and reviewing transactions under our Related Party Transaction Policy. The Audit Committee met 10 times in 2014.

Compensation Committee. The Compensation Committee’s responsibilities include: reviewing and evaluating the performance of the Chief Executive Officer, and approving the Chief Executive Officer’s compensation; reviewing and approving the compensation of our other executive officers and certain other senior employees and acting in an advisory role on non-executive employee compensation; setting our executive compensation policies and objectives and administering our executive compensation programs; overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs; reviewing and making recommendations to the Board with respect to director compensation; reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this Proxy Statement; and preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

The Compensation Committee met five times in 2014. Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided under the heading “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve as Board members and consider, develop, and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function, and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating and Corporate Governance Committee’s responsibilities include: developing and recommending to the Board of Directors the criteria for Board membership; reviewing periodically our Corporate Governance Principles; reviewing and making recommendations to the Board of Directors with respect to the process of conducting management succession planning and management development; identifying, evaluating, recommending and recruiting candidates to fill new or open positions on the Board of Directors and reviewing candidates recommended by stockholders; conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates; considering possible conflicts of interest of Board members and executive officers; and recommending Board Committee members and director development.

The Nominating and Corporate Governance Committee met four times in 2014. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Process for Recommending or Nominating Potential Director Candidates.”

Executive Committee. In 2013 the Board of Directors established an Executive Committee comprised of Gregg L. Engles, Chair, Stephen L. Green and Joseph S. Hardin, Jr. The purpose of the Committee is to exercise the authority of the Board on matters delegated to it by the Board from time to time and to exercise the powers of the Board between regular meetings of the Board, as needed. The Executive Committee meets on a periodic basis, as needed, and did not meet in 2014.

Review of Risk in our Compensation Programs

We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

Independent Compensation Consultant

In late 2013, after the completion of WhiteWave’s separation from Dean Foods, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to advise the Compensation Committee with respect to WhiteWave’s 2014 STI Plan and, beginning with 2015, all of our compensation programs for non-management directors, executive officers, and senior executives.

Meridian has not provided, and is not expected to provide, advice or assistance to WhiteWave in any areas other than executive compensation. In addition, the Compensation Committee considered the independence of Meridian in light of SEC rules and NYSE listing standards requiring compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee received a letter from Meridian addressing its independence, including the factors contained in the NYSE listing standards. The Compensation Committee concluded that the services provided by Meridian in 2014 do not raise any conflicts of interest.

PROPOSAL ONE: ELECTION OF DIRECTORS

DECLASSIFICATION OF THE BOARD

Our Board of Directors currently consists of six directors who are divided into three classes, with each director serving a three-year term. Our Charter provides for the declassification of our Board of Directors over a three-year period, with such declassification beginning this year and being completed in 2017. As a result, each director elected at the Annual Meeting and at each future annual meeting will serve for a one-year term. If the two nominees listed below are elected at the Annual Meeting, four directors will stand for re-election at the 2016 annual meeting of stockholders and all six directors will stand for re-election at the 2017 annual meeting of stockholders.

DIRECTORS STANDING FOR RE-ELECTION

At the Annual Meeting, stockholders will vote for the two nominees listed below to serve for a one-year term until the 2016 annual meeting of stockholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for re-election. Doreen A. Wright initially was elected to our Board by Dean Foods Company, the former stockholder of WhiteWave, in connection with our initial public offering, and Mary E. Minnick initially was recommended to our Board by an executive recruiting firm retained to assist the Board in identifying prospective director candidates. There are no family relationships among our directors, or between our directors and executive officers. Ages are as of the date of the Annual Meeting.

Mary E. Minnick

Director since December 2012

Ms. Minnick, age 55, was appointed to our Board of Directors in December 2012. Since May 2007, she has been a Partner of Lion Capital, a consumer-focused private investment firm. Prior to joining Lion Capital, Ms. Minnick served in a variety of global executive positions with The Coca-Cola Company, a global beverage company, from 1983 to February 2007, including serving as Executive Vice President and President of Marketing, Strategy and Innovation and Chief Operating Officer of Asia responsible for 38 countries. Ms. Minnick also serves on the board of directors of Target Corporation, where she serves on the Audit and Corporate Responsibility Committees, and on the supervisory board of Heineken NV, where she serves on the Americas Committee and the Remuneration Committee.

We believe Ms. Minnick is qualified to serve as a director because she can provide our Board with substantial expertise in building brand awareness and in effectively managing product development, marketing, distribution, and sales on a global scale. In addition, through her current position with Lion Capital, she can provide our Board with additional insights into consumer marketing trends outside the United States.

Doreen A. Wright

Director since August 2012

Ms. Wright, age 58, was appointed to our Board of Directors in August 2012. Ms. Wright currently works as an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company, a global food company, from 2001 to 2008, and as Interim Chief of Human Resources for Campbell Soup Company in 2002. Prior to that, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc., a cookie and snacks company, from 1999 to 2001 and, from 1995 to 1998, held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America. Prior to that she held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co. From 2009 to May 1, 2013,

she served on the board of directors of Dean Foods Company, where she served on the Audit and Governance Committees. Ms. Wright currently serves on the board of directors of Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the board of directors of New Hope Arts, Inc., a regional nonprofit arts center. Ms. Wright previously served on the boards of directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

We believe that Ms. Wright is qualified to serve as a director because she brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on Audit, Compensation, and Corporate Governance committees.

Our Board of Directors unanimously recommends that you vote FOR the election of Ms. Minnick and Ms. Wright.

DIRECTORS CONTINUING IN OFFICE

In addition to the two directors nominated for election at the Annual Meeting, the following persons currently serve on our Board of Directors:

Gregg L. Engles

Chairman of the Board of Directors and Chief Executive Officer

Director since August 2012

Mr. Engles, age 57, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2012. Mr. Engles previously served as the Chief Executive Officer of Dean Foods Company, a leading beverage company and former parent company of WhiteWave, from the formation of Dean Foods in October 1994 until WhiteWave’s initial public offering in October 2012. Mr. Engles also serves on the board of trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee, and on the board of directors of the Grocery Manufacturers of America, where he serves on the Executive Committee. He previously served as a director and as Chairman of the Board of Dean Foods and on the board of directors of Treehouse Foods, Inc.

Mr. Engles is uniquely qualified to serve as our Chairman and Chief Executive Officer. As the founder and former Chief Executive Officer and Chairman of the Board of Dean Foods Company, he has been the principal architect of our Company’s business platforms, having built Dean Foods’ WhiteWave-Alpro segment through a series of successful strategic acquisitions. Thus, he has unmatched experience with our Company’s business and a deep knowledge of the food and beverage industry.

Mr. Engles’ term as a director will expire in 2017.

Michelle P. Goolsby

Director since November 2012

Ms. Goolsby, age 57, was appointed to our Board of Directors in November 2012. Since 2008, she has been a Venture Partner and a member of the Investment Committee of Greenmont Capital Partners, a private equity firm based in Boulder, Colorado, which focuses on investments in the natural products industry. From 1998 to 2008, Ms. Goolsby held multiple offices with Dean Foods Company, a leading beverage company, including Executive Vice President, General Counsel and Chief Administrative Officer, and Executive Vice President, Development, Sustainability and Corporate Affairs. Before joining Dean Foods, she spent more than 13 years in private law practice with two major Texas law firms, specializing in mergers and acquisitions, public and private securities offerings and other capital markets transactions. Ms. Goolsby also serves on the board of directors of Capstead Mortgage Corporation, a real estate investment trust, where she serves on the Audit Committee and as chair of the Compensation Committee; SACHEM Inc., a private chemical science company, where she serves on the Strategic Planning and HR/Compensation Committees; and Vitamin Angels Alliance, Inc., where she formerly chaired the board of directors and currently serves on the Audit Committee and as chair of the Compensation Committee. Ms. Goolsby is a Founding Member of the Center for Women in Law at the University of Texas School of Law and a former Trustee of the Law School Foundation. She is also a member of National Association of Corporate Directors, Women Corporate Directors and the Texas State Bar and American Bar Associations.

Ms. Goolsby acquired a deep knowledge of our business, and the food and beverage industry generally, during her 10-year tenure with Dean Foods, which included the period during which our business was built through a series of acquisitions. We believe that this unique knowledge, plus her broad experience in the areas of legal, corporate development, sustainability, corporate governance, human resources, and communications, qualifies her to serve on our Board of Directors.

Ms. Goolsby’s term as a director will expire in 2016.

Stephen L. Green

Director since August 2012

Mr. Green, age 64, was appointed to our Board of Directors in August 2012. From November 1991 until his retirement in December 2012, Mr. Green was a partner with Canaan Partners, a venture capital firm. From 1985 until 1991, Mr. Green served as Managing Director of the Corporate Finance Group at GE Capital, the financial services unit of General Electric, a multinational conglomerate. Mr. Green previously served on the board of directors of Dean Foods Company from 1994 to May 1, 2013, where he chaired the Compensation Committee; and The Active Network, Inc., a software firm, from 2001 to 2013, where he served on the Compensation Committee and chaired the Audit Committee. He also serves on the board of directors of a privately held company, Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he chairs the Audit Committee.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting, and financial services. During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards of directors. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five-year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE-listed Fortune 500 company, from 1993 to 2005. We believe that that Mr. Green is qualified to serve as our director because his comprehensive experience and responsibility for financial and accounting issues will serve the Company well in his role as a director and a member of the Audit Committee.

Mr. Green’s term as a director will expire in 2016.

Joseph S. Hardin, Jr.

Director since August 2012

Mr. Hardin, age 70, was appointed to our Board of Directors in August 2012. From 1997 until his retirement in 2001, he served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to 1997, Mr. Hardin held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., a leading retailer, ultimately serving as its Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin previously served on the boards of directors of PetSmart, Inc. until it was taken private in March 2015, where he served on the Corporate Governance and Compensation Committees; Dean Foods Company from 1998 to May 1, 2013, where he served on the Compensation and Executive Committees; and American Greetings Corporation from 2004 to June 2009.

Mr. Hardin’s qualifications include serving as chief executive officer of three different companies with market capitalizations ranging from $2.0 billion to $22.0 billion. He has also previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. We believe that Mr. Hardin is qualified to serve as a director because he has wide ranging leadership experience, including leadership roles with Wal-Mart Stores, Inc., our largest customer.

Mr. Hardin’s term as a director will expire in 2017.

PROPOSAL TWO: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE WHITEWAVE FOODS COMPANY 2012 STOCK INCENTIVE PLAN

On March 13, 2015, the Company’s Board of Directors (the “Board”) approved an amendment and restatement (the “Amendment and Restatement”) of the Company’s 2012 Stock Incentive Plan (the “2012 SIP”). The Amendment and Restatement would, among other things, increase the total number of shares available for issuance under the 2012 SIP from 20,000,000 to 26,850,000. The Board approved the Amendment and Restatement subject to approval by the Company’s stockholders. If the Amendment and Restatement is not approved by stockholders, the Company will continue to operate the 2012 SIP pursuant to its current provisions.

Purposes of the Amendment and Restatement

The Board approved the Amendment and Restatement to increase the number of shares available for future issuances, as well as to make the other changes described below under “Changes Effectuated by the Amendment and Restatement.”

As of March 13, 2015, a total of 3,999,397 shares of the Company’s common stock remained available for issuance under the 2012 SIP. The Amendment and Restatement would increase the aggregate number of shares reserved from 20,000,000 to 26,850,000. Accordingly, if the Amendment and Restatement is approved, 10,849,397 shares of the Company’s common stock will remain available for issuance. Under the terms of the 2012 SIP, this number may be increased to the extent that awards previously made under the 2012 SIP expire without having been exercised, are canceled, forfeited or terminated or otherwise are settled without the issuance of any shares, subject to the limitations described further below under “Changes Effectuated by the Amendment and Restatement.”

Given the limited number of shares that currently remain available under the 2012 SIP, our Board and management believe it is important that the Amendment and Restatement be approved in order to maintain the Company’s ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to the Company’s future success. The Compensation Committee consulted its independent compensation consultant, Meridian, regarding the appropriate number of additional shares to request and also considered factors such as the cost, potential dilution, historical and estimated future share usage and our stock price and volatility. The actual duration of the share pool will depend on various factors that currently are unknown, including our future share price, growth in the number of employees who are eligible to participate in the plan and the forms of long-term incentive equity awards granted. We currently anticipate that if the Amendment and Restatement is approved, the additional shares added thereby will enable us to continue to make annual, new hire and promotion grants of long-term incentive equity award grants for approximately four to five years.

Approval of the Amendment and Restatement will also constitute re-approval, for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), of the material terms of the performance measures contained in the 2012 SIP (described below) that may be used in connection with awards under the 2012 SIP that are intended to qualify as “performance-based” compensation for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material term under which such compensation will be paid (the class of eligible employees, performance criteria and the per-person maximums) be disclosed and approved by stockholders every five years. While the Amendment and Restatement is intended to allow for certain compensation to qualify as “performance-based” under Section 162(m), the Compensation Committee has authority under the 2012 Plan and reserves the right to award or approve compensation that is not deductible under Section 162(m) at its discretion, in order to provide competitive levels of total compensation for the Company’s executive officers in a manner designed to incentivize achievement of our strategic goals and objectives.

Purposes of the 2012 SIP

The 2012 SIP was initially approved by the Company’s stockholders at the 2013 annual meeting of stockholders and is intended to serve the following purposes:

•	To attract and retain non-management directors, executive personnel and other key employees of outstanding ability, as well as consultants;

•	To motivate non-management directors, executive personnel, other key employees and consultants by means of performance-related incentives to achieve longer-range performance criteria; and

•	To enable such non-management directors, employees and consultants to participate in the growth and financial success of the Company.

Under the 2012 SIP, the Company may grant:

•	Stock options (in the form of incentive stock options and non-qualified stock options);

•	Stock appreciation rights (“SARs”);

•	Restricted stock and restricted stock units (“RSUs”);

•	Performance awards, performance shares and performance units, including performance stock units (“PSUs”); and

•	Other stock-based awards.

Changes Effectuated by the Amendment and Restatement

The Amendment and Restatement would make the following changes to the 2012 SIP:

•	Increase by 6,850,000 the total number of shares available for awards under 2012 SIP;

•

Provide that the following categories of shares will not be added back to the share pool: (i) shares tendered or withheld in payment of the exercise price of an option or SAR, (ii) shares delivered to or withheld by the Company for the payment of withholding taxes related to an award and (iii) shares subject to an option or SAR that are not issued or delivered upon the net exercise of such option or SAR (although other shares subject to an award that for any reason does not result in the issuance of shares will be added back to the pool of shares available for future awards);

•

Provide that in the event of a change in control all performance-based awards that are (i) assumed or continued following the change in control will vest on an accelerated basis only upon a qualifying termination of the award recipient and (ii) not assumed or continued will vest in full as of the date of the change in control and the performance criteria will be deemed to be satisfied at the greater of (a) 100% of the target level, with the payout pro-rated based on the time elapsed in the performance period through the date of the change in control, or (b) the actual level of performance as of the date of the change in control, without proration;

•	Extend the term of the plan to March 13, 2025, the ten-year anniversary of the Board’s approval of the Amendment and Restatement; and

•	Remove references to our former parent and make other non-substantive changes reflecting developments at the Company.

In all other respects, the 2012 SIP remains unchanged from the version approved by stockholders at the 2013 annual meeting.

Governance Highlights of the 2012 SIP following the Amendment and Restatement

We believe the 2012 SIP and our other related governance practices and policies contain provisions that are consistent with the interests of our stockholders and with our corporate governance practices.

•

No “Evergreen” Provision. The 2012 SIP does not contain an “evergreen” or similar provision. The 2012 SIP fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

•

No Liberal Share Recycling Provision. Under the 2012 SIP, shares that are tendered or withheld in payment of the exercise price of an option or SAR, shares delivered to or withheld by the Company for the payment of withholding taxes related to an award and shares subject to an option or SAR that are not issued or delivered upon the net exercise of such option or SAR are not added back to the total number of shares available for new grants under the plan.

•

Double-Trigger Vesting Required for Performance-Based Awards. Under the 2012 SIP, any performance-based awards that are assumed or continued following a change in control will vest on an accelerated basis only upon a qualifying termination of the award recipient.

•

No Stock Option Repricing. The 2012 SIP does not permit the repricing of options or SARs, and options/SARs may not be granted at a discount to the fair market value of our common stock on the grant date without stockholder approval. The limited circumstance of the assumption or substitution of awards in a transaction which involves the adjustment of awards in order to preserve aggregate value would not be a repricing for this purpose.

•

Limit on Awards to Any One Individual. Under the 2012 SIP, no participant may be granted, in any calendar year, awards of restricted stock or restricted stock units, performance stock units or other performance-based awards covering more than 2.0 million shares, and no participant may be granted, in any calendar year, stock options or SARs covering an aggregate of more than 2.0 million shares. In addition, any cash-based award, including a performance cash award, is limited to $10 million during any one fiscal year. Section 162(m) of the Code require express limitations on award grants and these limitations in the 2012 SIP do not indicate our intention to grant awards at these levels.

•

No Hedging or Pledging of Equity. We maintain policies that prohibit our executive officers (including our Named Executive Officers) and members of the Board from engaging in activities considered hedging or pledging of WhiteWave common stock.

Historical Annual Share Usage under the 2012 SIP

Our annual share usage under the 2012 SIP since the Company’s initial public offering in October 2012 (the “IPO”) is set forth in table below. Our average annual burn rate under the 2012 SIP since its adoption has been 1.37%, which calculation excludes WhiteWave equity that was granted upon conversion of Dean Foods equity and is based on a fully diluted, share-for-share basis.

	2012 IPO Grants(1)	2012 Annual Grants(2)	2013 Annual Grants(2)	Equity Converted from Dean Foods Equity(3)	2014 Annual Grants(2)	2015 Annual Grants(2)	Total
Stock Options	2,416,666	28,661	1,254,273	8,308,857	1,218,996	653,328	13,880,781
Restricted Stock Units	666,999	7,682	376,304	442,769	787,424	321,842	2,603,020
Performance Stock Units	—	—	—	—	—	107,358	107,358
Restricted Stock	—	1,652	38,046	9,284	6,410	—	55,392

Total	3,083,665	37,995	1,668,623	8,760,910	2,012,830	1,082,528	16,646,551

(1)	In connection with WhiteWave’s IPO in October 2012, we made a one-time grant of equity awards to certain of our executive officers, other employees and non-management directors. The grants were made to induce the executive officers, other employees and directors to join WhiteWave and to provide incentive to promote the success of the IPO and the new business.

(2)	Consists of our annual grant of equity awards to employees and non-management directors, plus interim grants to newly hired or promoted employees. For 2015, only includes the annual grant plus interim grants through March 13, 2015.

(3)	On May 23, 2013 and in connection with WhiteWave’s spin-off from Dean Foods Company, all Dean Foods equity-based awards held by 162 of our non-management directors and employees were converted into WhiteWave equity-based awards. The Dean Foods awards were converted into WhiteWave awards in a manner that preserved the life and intrinsic value of each outstanding Dean Foods award.

Summary of Plan Terms following the Amendment and Restatement

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference. This description describes the 2012 SIP giving effect to the Amendment and Restatement.

Eligibility

Eligibility to participate in the 2012 SIP is limited to our employees (including officers and directors who are employees), non-management directors and consultants who, in the opinion of the Compensation Committee, have the capacity to contribute to the success of the Company. As of March 13, 2015, we had approximately 4,500 employees and five non-management directors.

Administration

The Compensation Committee of our Board of Directors is responsible for administering the 2012 SIP. The Compensation Committee will, from time to time, determine the specific persons to whom awards under the 2012 SIP will be granted, the type or types of awards to be granted and the terms and conditions of each award, including, without limitation, the number of shares subject to an award, the time or times at which awards shall be granted and the terms and conditions of applicable award agreements. The Compensation Committee may delegate this authority, in its discretion, to our Chief Executive Officer or other officers, but may only delegate authority with respect to grants to individuals who are not our executive officers and only to the extent that such delegation is permitted under applicable law. The Compensation Committee or its designee, pursuant to the terms of the 2012 SIP, also makes all other necessary decisions and interpretations under the 2012 SIP.

Available Shares and Award Limitations

If the Amendment and Restatement is approved by stockholders, the number of shares of our common stock that will be available to be awarded under the 2012 SIP will be increased by 6,850,000 shares to an aggregate of 26,850,000 shares. The 2012 SIP provides generally that shares subject to an award that for any reason does not result in the issuance of shares will be added back to the pool of shares available for future awards, provided that the following categories of shares will not be added back: (i) shares tendered or withheld in payment of the exercise price of an option or SAR, (ii) shares delivered to or withheld by the Company for the payment of withholding taxes related to an award and (iii) shares subject to an option or SAR that are not issued or delivered upon the net exercise of such option or SAR.

The maximum number of shares of common stock that may be issued under the 2012 SIP with respect to incentive stock options is 1.0 million shares. In addition, no participant may be granted awards of restricted stock, RSUs, performance shares and performance units covering more than 2.0 million shares of common stock in any calendar year, and no participant may be granted stock options and SARs covering more than 2.0 million shares of common stock in any calendar year. These limits may be modified upon certain corporate events, including recapitalizations, in order to preserve or prevent the enlargement of benefits or potential benefits under the 2012 SIP, as may the awards themselves.

The maximum aggregate cash payment with respect to cash-based awards (including performance awards) granted in any one fiscal year that may be made to any participant shall be $10.0 million.

Performance Awards, Performance Shares and Performance Units; Performance Criteria

The Compensation Committee may grant performance awards, performance shares and performance units under the 2012 SIP that shall become earned, in whole or in part, based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee. In administering the 2012 SIP, the Compensation Committee has the authority to determine other terms and conditions of the performance awards, performance shares and performance units, including conditioning payment on the participant’s completing a minimum period of service following the grant date. Performance awards, performance shares and performance units may be payable in cash, shares of common stock or in a combination thereof and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units, consistent with the terms of the 2012 SIP. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares of common stock that may be earned based on the level of the performance goal achieved. Additional provisions that relate to the setting of the performance goal, certifying achievement of performance against the goal and the amount earned, and exercising negative discretion to reduce the amount earned and that apply to awards made to certain executive officers are intended to permit the Compensation Committee to make awards that will qualify as “performance-based” compensation under Section 162(m) of the Code.

The 2012 SIP provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return (inclusive of dividends paid), stock price, operating earnings or margins, earnings per share, EBITDA, net earnings, net sales, return on equity, income, market share, working capital, return on investment, return on invested capital or capital employed, level of expenses, revenue, cash flow, and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a company-wide basis or with respect to one or more business units, divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all extraordinary or non-recurring items including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate.

Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability, or retirement during the performance period, but at least one year into the performance period, the participant will be entitled to a distribution of the same number of performance awards or performance shares, as well as the value of performance units (without proration) that would have been payable for the performance period had his service continued until the end of the performance period. If a participant’s service is terminated for any other reason (other than as a result of a change in control), performance awards, performance shares and the value of performance units relating to the relevant performance period will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement). In any event, all performance awards, performance shares and the value of performance units will be immediately forfeited and canceled upon termination of service for cause.

Restricted Stock and RSUs

The Compensation Committee may grant awards of restricted stock and RSUs under the 2012 SIP. Restricted stock and RSUs are forfeitable until they vest, and the participant may not transfer the restricted stock before it vests. Unless otherwise determined by the Compensation Committee, restricted stock and RSUs will vest ratably over three years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. RSUs may be settled in cash, shares of common stock or a combination thereof. Unless otherwise determined by the Compensation Committee or provided in an award, employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, a pro rata portion of any restricted stock or RSUs held by the participant will vest and no longer be forfeitable based on the number of full calendar months of the participant’s service at the date of termination relative to the number of months in the restricted period. If a participant’s service is terminated for any other reason (other than as a result of a change in control), any restricted stock or RSUs held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and RSUs will be immediately forfeited and canceled upon termination of service for cause. The Compensation Committee shall determine whether and to what extent dividends payable on common stock will be credited, or paid currently, to a participant in respect of an award of RSUs. Unless otherwise determined by the Compensation Committee at or after the grant date, a participant holding RSUs shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to shares of common stock underlying such award.

Stock Options and SARs

The Compensation Committee may grant awards of stock options and SARs under the 2012 SIP. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options and SARs, including the number of shares subject to each stock option and SAR, the exercise price per share (which must be at least the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2012 SIP) and the conditions upon which the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee or provided in an award, employment or individual severance agreement, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant (subject to the participant’s continued service with us). Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or a change in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2012 SIP may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2012 SIP that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing, provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, options may be “net exercised,” that is, the excess, if any, of the full fair market value of the shares issuable upon exercise of the options being exercised over the exercise price for such shares and the taxes associated with such exercise will be delivered in shares of common stock, without any requirement that the participant pay the exercise price.

SARs are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares of common stock as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an award, employment or individual severance agreement, if a participant’s service is terminated by reason of death or disability, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the second anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option or SAR. If a participant’s service is terminated for any other reason (other than as a result of a change in control), any stock options and SARs held by the participant that have not become vested and exercisable will be immediately canceled and any stock options and SARs that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.

Other Stock-Based Awards

The 2012 SIP permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares of common stock without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares of common stock or by a cash payment equal to the value of the shares earned under the award.

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2012 SIP) of our Company, (1) all outstanding stock options and SARs will become immediately vested and exercisable, and (2) the restricted period of all outstanding restricted stock and RSUs will immediately lapse. In addition, in the event of a change in control all performance-based awards that (i) are assumed or continued following the change in control will vest on an accelerated basis only upon a qualifying termination of the award recipient (i.e., “double trigger” vesting), or (ii) are not assumed or continued will vest in full as of the date of the change in control and the performance criteria will be deemed to be satisfied at the greater of (a) 100% of the target level, with the payout pro-rated based on the time elapsed in the performance period through the date of the change in control, or (b) the actual level of performance as of the date of the change in control, without proration.

The Compensation Committee may provide that in connection with a change in control:

•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such stock option or SAR; and

•

each share of restricted stock and each RSU will be canceled in exchange for an amount equal to the fair market value of a share of common stock multiplied by the number of shares of common stock covered by such award.

All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation, or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2012 SIP as continuing service with us until the consummation of the change in control and to have been terminated immediately thereafter.

Amendment and Termination

The Board may terminate or suspend the 2012 SIP at any time, and from time to time may amend or modify the 2012 SIP, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2012 SIP may (i) materially increase the benefits accruing to participants under the 2012 SIP, (ii) except as a result of an adjustment in capitalization, materially increase the number of shares of stock subject to awards under the 2012 SIP or the number of awards or amount of cash that may be granted to a participant under the 2012 SIP, (iii) materially modify the requirements for participation in the 2012 SIP, or (iv) materially modify the 2012 SIP in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2012 SIP cannot be amended to remove the prohibition on re-pricing or to permit the grant of stock options or SARs at below fair market value exercise prices without stockholder approval. No amendment, modification, or termination of the 2012 SIP shall in any material way adversely affect any award previously granted under the 2012 SIP without the consent of the participant.

The 2012 SIP shall continue in effect, unless sooner terminated by the Board of Directors, until March 13, 2025, the tenth anniversary of the date on which the Amendment and Restatement was adopted by the Board of Directors, and no additional awards may be granted after that date.

Federal Income Tax Effects

The federal income tax consequences applicable to the Company and grantees in connection with awards under the 2012 SIP are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the Company will be entitled to a deduction, with respect to grants of performance awards, performance shares and performance units, restricted stock and RSUs, stock options, SARs and other stock-based awards as follows:

•

Payments in Respect of Performance Awards. Any cash and/or the fair market value of any common stock received as payments in respect of performance awards, performance shares or performance units under the 2012 SIP will constitute ordinary income to the officer or employee in the year in which paid (subject to income tax withholding in respect of an employee), and the Company will be entitled to a deduction in the same amount, subject to the deductibility limitations of Section 162(m) of the Code.

•

Non-qualified Stock Options. The grant of a non-qualified stock option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a non-qualified stock option, the optionee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price (subject to income tax withholding in respect of the optionee). The Company will generally be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

•

Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the optionee. An optionee will not realize taxable income, and the Company will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•

Restricted Stock. A grantee generally will not realize taxable income upon an award of restricted stock. However, a grantee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse (subject to income tax withholding in respect of a grantee). Alternatively, a grantee may elect to realize ordinary income on the date of receipt of the restricted common stock. Subject to the deductibility limitations of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the grantee at the time the shares are issued.

•

Restricted Stock Units. A grantee generally will not realize taxable income upon an award of RSUs. A grantee will recognize ordinary income in the year in which the shares subject to the awards are actually issued (or amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and the amount of any cash on the payment date (subject to income tax withholding in respect of the grantee). Subject to the deductibility limitations of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the grantee at the time the shares are issued (or cash is paid).

•

Internal Revenue Code Section 162(m). Under Section 162(m) of the Code, the allowable federal income tax deduction by the Company for compensation paid to certain of its executive officers is limited to $1 million per year per officer. “Qualified performance-based compensation” is generally excluded from this deduction limit. Most performance-based payments or grants (excluding grants of restricted stock or RSUs that vest solely upon continued employment or service or unrestricted stock awards or stock bonuses) under the 2012 SIP are intended to qualify as performance-based compensation under Section 162(m) of the Code and the applicable regulations, which require the 2012 SIP to be approved by shareholders.

•

Internal Revenue Code Section 409A. To the extent that any award under the 2012 SIP is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Section 409A of the Code, the terms and administration of such award are intended to comply with the provisions of such section and final regulations issued thereunder.

Awards Made Under the 2012 SIP

The following table sets forth the number of awards granted under the 2012 SIP since its inception to the individuals and groups as indicated as of March 13, 2015:

Name and Position	Stock Options	RSUs	PSUs	RSAs
Gregg L. Engles	7,194,746	714,809	51,329	—
Kelly J. Haecker	733,046	150,573	10,693	—
Blaine E. McPeak	914,396	220,879	12,832	—
Kevin C. Yost	169,032	52,864	8,554	—
Bernard P.J. Deryckere	85,614	27,137	8,554	—
All current executive officers, as a group	10,575,404	1,489,547	107,358	—
All non-management directors, as a group	478,938	138,738	—	55,392
All employees, as a group (excluding executive officers)	2,826,439	974,735	—	—

Awards to be made in the future under the 2012 SIP are in the discretion of the Compensation Committee and are therefore indeterminate.

On March 23, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $43.06 per share.

Our Board of Directors unanimously recommends that you vote FOR the approval of the Amendment and Restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan.

Equity Compensation Plan Information Table

We only have one equity compensation plan, The WhiteWave Foods 2012 Stock Incentive Plan. The Plan was approved by our stockholders at our 2013 annual meeting and, in Proposal 2, we are asking stockholders to approve the amendment and restatement of the Plan. The following table contains certain information about the Plan as of December 31, 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities referenced in column (a))
Equity compensation plans approved by security holders	12,714,330	(1)	$18.03	(1)	4,906,413

Equity compensation plans not approved by security holders	—		—		—

(1)	Includes 1,347,855 RSUs and 17,189 restricted stock awards (“RSAs”) outstanding under the WhiteWave Foods 2012 Stock Incentive Plan. RSUs and RSAs do not have an exercise price because their value is dependent upon continued employment or service over a period of time and may be settled only for shares of common stock. Accordingly, RSUs and RSAs have been disregarded for purposes of computing the weighted-average exercise price.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to serve as our independent auditor for 2015 and is soliciting your ratification of that appointment. In deciding that the appointment of Deloitte & Touche LLP would be in the best interests of WhiteWave stockholders, the Audit Committee considered various factors, including overall fee levels, the experience and capability of the Deloitte team assigned to the WhiteWave engagement, Deloitte’s responsiveness and audit efficiency, and the value-added services provided and the strong knowledge of our business and accounting policies and practices that the Deloitte team has developed during their tenure as our independent auditor since our initial public offering.

The Audit Committee has responsibility for appointing our independent auditor and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte & Touche LLP.

Our Audit Committee and Board of Directors unanimously recommend that you vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditor for 2015.

AUDIT COMMITTEE MATTERS

Audit Fees

Deloitte & Touche LLP has served as WhiteWave’s independent auditor since its formation in 2012. In addition to performing the audit of WhiteWave’s consolidated financial statements, Deloitte & Touche also provides various other services to WhiteWave. All of the services provided by Deloitte & Touche to WhiteWave in 2014 were pre-approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to WhiteWave and its subsidiaries by Deloitte & Touche in 2014 and 2013 were as follows:

	2014	2013
Audit Fees (1)	$2,085,000	$1,678,928
Audit-Related Fees (2)	3,312,545	3,580,355
Tax Fees (3)	183,867	113,642
All Other Fees (4)	93,555	279,087

Total	$5,674,967	$5,652,012

(1)	“Audit Fees” includes fees and expenses billed for the audit of WhiteWave’s consolidated financial statements for stand-alone reporting purposes, review of financial statements included in WhiteWave’s quarterly reports on Form 10-Q, and services provided in connection with statutory audits.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of WhiteWave’s financial statements and are not reported above under the caption “Audit Fees.” These fees include services for due diligence on acquisitions and divestitures, fees for services related to WhiteWave’s spin-off from Dean Foods and fees for services provided in connection with review of registration statements, comfort letters and consents.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	“All Other Fees” includes fees and expenses primarily related to advice regarding evaluations of the environmental impact of certain products.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee annually pre-approves services to be provided by Deloitte & Touche, and also considers and is required to pre-approve the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting WhiteWave’s 2014 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to WhiteWave in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	Work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	Due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring and related advice;

•	Work performed in connection with Dean Foods’s spin-off of WhiteWave, including SEC filings, issuance of comfort letters, consents and assistance in responding to SEC comment letters; and

•	Post-acquisition review of acquired business financial statements (including purchase accounting issues).

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	Assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	Advice on tax audits;

•	Tax structuring and related advice in connection with potential restructurings;

•	Transfer pricing and cost segregation studies; and

•	Tax advice regarding new statutory, regulatory or administrative developments.

Other

•	Participation in Deloitte-sponsored benchmarking surveys, educational, informational, or other activities;

•	Use of Deloitte financial reporting compliance checklists;

•	Subscription service for use of Deloitte’s accounting research tool; and

•	Advisory services related to the Company’s environmental, general sustainability and packaging analyses.

Representatives of Deloitte & Touche will be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s most senior audit executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Company’s most senior audit executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with Company management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report is presented by:

The members of the Audit Committee

Michelle P. Goolsby (Chairman)

Stephen L. Green

Joseph S. Hardin, Jr.

Doreen A. Wright

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2014. These executive officers, whom we refer to as our Named Executive Officers, are:

•	Gregg L. Engles, Chairman and Chief Executive Officer;

•	Kelly J. Haecker, Executive Vice President, Chief Financial Officer;

•	Blaine E. McPeak, Executive Vice President and President, Americas Foods & Beverages;

•	Kevin C. Yost, Executive Vice President and President, Americas Fresh Foods; and

•	Bernard P.J. Deryckere, Executive Vice President and President, Europe Foods & Beverages.

Executive Summary

2014 Financial and Strategic Highlights

In evaluating WhiteWave’s overall executive compensation program, payouts under the 2014 programs and plan designs for our 2015 program, the Compensation Committee considered WhiteWave’s strategic and financial performance in 2014. Among the highlights and accomplishments considered by the Compensation Committee was our continued strong financial performance in 2014 that builds on our strong growth trajectory of the past few years that included:

•

Strong year-over-year net sales growth of 35% to over $3.4 billion in 2014, which exceeded our original high-twenties percentage growth expectation for the year. Our net sales have grown at a 22% compounded annual rate since 2012. Excluding the acquisitions of Earthbound Farm and So Delicious, on an organic growth basis net sales increased 12% for full year 2014, resulting in an organic growth rate of 11% on a compounded annual basis over the past two years. This growth was primarily driven by robust volume growth in both the Americas Foods & Beverages and Europe Foods & Beverages segments, with strong growth across all our brands.

•

Adjusted operating income growth of 45% from 2013, to over $300 million in 2014, which exceeded our original mid-thirties percentage growth expectation for the year. We have delivered adjusted operating income growth of 33% on a compounded annual basis over the past two years. Excluding the Earthbound Farm and So Delicious acquisitions and our investment in the China joint venture, our organic adjusted operating income growth was 24% in 2014, a growth rate that was two times the rate of our organic net sales growth for the year. We also delivered 90 basis points of organic margin improvement on a full year basis in 2014, exceeding our original annual goal of 75 basis points, primarily due to fixed cost leverage and our supply chain cost savings initiatives. These levels of operating performance were achieved while still increasing our marketing investments at double-digit rates in 2014. Since 2012, our organic adjusted operating income has grown at a compound annual rate of 21%.

•

Adjusted earnings per diluted share growth of 36% in 2014 to $1.00, excluding investments associated with our China joint venture, which exceeded our original adjusted earnings per diluted share growth expectations of 21.6% to 27.0% for the year. We have increased our adjusted earnings per diluted share at a 29% compound annual growth rate since 2012 as we continue to focus on creating value for our shareholders.

*	Net Sales for 2012 are presented on an adjusted, pro forma basis.
**	Adjusted EPS excludes investments associated with our China joint venture.

See Annex B for a reconciliation of GAAP to non-GAAP information used in this Proxy Statement.

In addition to delivering very strong financial results, the Company achieved several additional accomplishments in 2014, including:

•	Completed two strategic acquisitions:

•

Earthbound Farm, which is the largest organic produce brand in North America and the recognized leader in the value-added organic packaged salad category. Earthbound Farm also produces and markets an extensive line of organic fresh fruits and vegetables, frozen fruits and vegetables, and dried fruits and snacks.

•

So Delicious Dairy Free, which manufactures, markets and distributes a broad variety of plant-based foods and beverages, including beverages, yogurts, creamers and the market leading position in the frozen plant-based desserts category.

•	Launched several new and innovative products;

•	Successfully expanded our Horizon Organic brand into the new categories of kids meals and snack foods;

•	Built out and opened a new plant in Dubois, Pennsylvania, and expanded capacity in several other facilities;

•	Divested a non-core meat alternatives business in the Netherlands;

•	Completed the separation of IT systems and other support services from our former parent, Dean Foods Company; and

•	Formed a joint venture with China Mengniu Dairy Company Limited and launched plant-based beverages in China under the SilkZhiPuMoFang® brand name.

Stockholder value has increased significantly as a result of our strong financial results and successful execution of our strategic initiatives. Since our IPO, our share price has appreciated by 153% through March 23, 2015.

Compensation Committee Actions in 2014

The compensation paid to the Named Executive Officers in 2014 reflects WhiteWave’s strong financial performance for the year and our pay-for-performance programs. In February 2015, the Compensation Committee approved payouts under our 2014 short-term incentive (“STI”) plan, which has two components: specific financial performance measures for the corporate functions and each of our business segments, which account for 80% of the payout, and individual objectives, which account for 20% of the payout. The financial performance objectives consisted of consolidated and segment net sales, segment operating income and EPS. In 2014, the financial performance objectives were achieved within a range of 85%—128% of target performance and, based on management’s achievement of continued strong sales and earnings growth in 2014 and successful completion of several strategic transactions, the Compensation Committee concluded that all of our Named Executive Officers exceeded their respective individual objectives. As a result, the Compensation Committee approved payouts under the 2014 STI plan to our executive officers that ranged from 99% to 193% of target, which reflects our pay for performance compensation philosophy. Also, the Compensation Committee determined that the base salary of each Named Executive Officer was market competitive and made no adjustments to the Named Executive Officers’ base salaries for 2014.

Further details regarding our 2014 executive compensation program and decisions made by the Compensation Committee are described in this “—2014 Compensation Program.”

Significant Compensation Practices and Recent Modifications

The Compensation Committee regularly evaluates the Company’s compensation programs, practices, and policies and implements modifications to reflect evolving best practices, as appropriate, and changing regulatory requirements. Listed below are some of the Company’s more significant practices, policies and recent modifications.

•	Performance-Based Pay. In accordance with the Company’s pay-for-performance philosophy, the majority of 2014 compensation for our executive officers is performance-based and equity-based,

including our short-term incentive (“STI”) plan and long-term (“LTI”) awards, and paid in the form of variable, or “at risk,” compensation.

•

Mix of CEO Pay. In 2014, the Compensation Committee shifted more of our Chief Executive Officer’s compensation to long-term pay by reducing his target STI (which is cash-settled) and correspondingly increasing his annual equity award (which is stock-settled).

•

Weight of Financial Metrics in the STI Plan. In 2014, the Compensation Committee shifted the weighting of metrics in our STI plan to 80% financial objectives and 20% individual objectives (from the 60% financial and 40% individual weighting used in prior years).

•

Multiple Performance Measures. The Compensation Committee uses multiple performance measures, including various financial metrics and achievement of individual objectives, to evaluate executive officer performance.

•

Declassification of the Board of Directors. Beginning with the Annual Meeting, all directors will be elected for a one-year term. As a result, four directors will stand for election at the 2016 annual meeting and the Board will be completely declassified by the 2017 annual meeting.

•

Double Trigger for LTI Vesting. Beginning with the annual 2015 LTI grants, equity awards granted to our executive officers will be subject to “double trigger” accelerated vesting upon a change in control unless the acquiring company does not assume (and continue) the award following the change in control.

•

Performance Stock Units (“PSUs”). Beginning with the annual 2015 LTI grants, one-third of the annual LTI grants to our executive officers is comprised of PSUs that vest based on WhiteWave’s EPS growth over a 3-year performance period relative to the EPS growth of companies in the S&P 500 over the same period.

•

Hedging, Pledging and Trading Policies. We recently adopted anti-hedging and pledging policies that apply to all WhiteWave directors and executive officers. In addition, all directors and employees are prohibited from trading in WhiteWave securities while aware of material nonpublic information, and our directors and executive officers are subject to a trading window policy.

•

Stock Ownership Requirements. We require our senior management team (including all of our executive officers) and directors to be meaningfully invested in WhiteWave common stock and, therefore, be personally invested in our performance and strongly aligned with stockholder interests. We recently increased our Stock Ownership Requirements to require our executives to own WhiteWave stock with a market value at least equal to six times base salary, for our Chief Executive Officer, and at least three times base salary, for our other executive officers.

•

Change in Control Agreements. In 2014, the Company eliminated “modified single triggers” for cash severance from executive officer change in control agreements. As a result, all change in control agreements with WhiteWave’s executive officers require a double trigger for benefits and do not include a tax “gross-up” for taxes imposed on any change in control payments.

•

Clawback Policy. Our clawback policy provides that if the Company is required to file restated financial statements with the SEC as a result of the misconduct of an executive officer, the Compensation Committee may require the executive officer to repay to the Company or forfeit, if not yet paid, any overpayment of compensation that was predicated on the original financial statements that were subsequently restated.

•	Limited Perquisites. We offer very limited perquisites to our executive officers, and none of our U.S. -based Named Executive Officers participates in a defined pension benefit plan.

Stockholder Engagement Program

WhiteWave is committed to driving long-term stockholder value and furthering the best interests of our stockholders. To ensure that we remain aligned with our stockholders, we strive to engage with our stockholders on an on-going basis on a variety of topics, including our financial performance, execution of our growth strategy, corporate governance practices and executive compensation programs. In early 2015 and before we finalized this Proxy Statement, we held discussions with many of our largest stockholders to solicit their input and feedback over the proposals presented in this Proxy Statement. We also had conversations with two major proxy advisory firms. Our objectives for these discussions were to:

•	ensure that our stockholders and other stakeholders understand WhiteWave’s business, mission and values, corporate governance practices and executive compensation programs;

•	better understand our stockholders’ views on our corporate governance practices and executive compensation programs so that we can better align our practices and programs with our stockholders; and

•	discuss any other issues or concerns of our stockholders.

The stockholders we spoke with generally were supportive of our overall corporate governance and executive compensation programs, and were highly supportive of the changes to our practices and programs that we are implementing in 2015. See “—Significant Compensation Practices and Recent Modifications” for a description of these changes. We intend to continue to engage with our stockholders on an on-going basis regarding our business and topics that are of interest to our stockholders, and incorporate stockholders’ feedback into our decision making process.

2014 Compensation Program

Executive Compensation Objectives

We operate in a competitive and challenging industry, where competitive compensation is important in attracting and retaining the talent we need to be successful. As a result, our compensation objectives include attracting and retaining top talent; motivating and rewarding the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives; and aligning our executives’ interests with the long-term interests of our stockholders. We designed our executive compensation program to achieve these objectives by following these principles and practices:

•

Competitive Pay Analysis. The Compensation Committee compares our target and actual compensation, total direct compensation amounts and pay mix against our Benchmark Peer Group and against industry survey data for specific positions to evaluate whether our executive compensation program and our target compensation levels are consistent with market practice and competitive with the companies with which we compete for talent.

•

Pay for Performance. Our compensation program is designed so that a significant portion of a Named Executive Officer’s pay is linked to WhiteWave’s performance through “performance-based” pay programs, such as our STI plan and equity awards. Also our compensation program provides that the majority of compensation is in the form of variable or “at risk” compensation to motivate our executive officers to achieve our long-term performance objectives.

•

Compensation Based on Individual Performance and Potential. The Compensation Committee makes determinations regarding incentive awards based in part on the executive’s overall performance and contribution to his or her business and potential for advancement within the company.

•

Alignment of the Interests of Our Named Executives Officers and Stockholders. We align the interests of our Named Executive Officers with our stockholders by maintaining robust stock ownership requirements, having a significant portion of a Named Executive Officer’s target total compensation be stock-based and using incentive compensation that is tied to key financial metrics that we believe drive stockholder value.

Components of Our Compensation Program

The components of our compensation and benefits programs for our Named Executive Officers were approved by the Compensation Committee and consist generally of the following:

Compensation Component	Objectives	Characteristics

Base Salaries	• Compensates executives for their level of experience, responsibility and sustained individual performance. • Helps attract and retain talent.	• Fixed component; evaluated annually.

Short-Term Incentive (STI) Plan	• Promotes achieving our annual corporate and business unit financial goals, as well as other objectives deemed important to the company’s long-term success.

•  Variable, performance-based component; target opportunity is set based on the executive’s job responsibilities and sustained performance in role/potential.

•  Actual payout depends on company and business segment results, and individual performance.

Long-Term Incentive (LTI) Awards

•  Promotes achieving our long-term corporate financial goals with the acquisition of common stock through RSUs and RSAs, and stock price appreciation through stock options.

•  Further aligns management and stockholder interests.

•  Variable, performance-based component; annual grant is set based on market positioning, the executive’s experience, company performance, time in position, sustained performance in role and growth potential.

•  Actual value realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement and other benefit plans	• Provides a market competitive level of replacement income upon retirement. • Also provides an incentive for a long-term career with WhiteWave, which is a key objective.

•  Fixed component; however, company contributions that are based on percentage of pay may vary as pay based on performance varies.

•  Intended to prevent against catastrophic expenses (healthcare, disability and life insurance) and encourage saving for retirement.

Compensation Component	Objectives	Characteristics

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.

Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition.

Benchmark Peer Group for Executive Compensation Purposes

2014 Benchmark Peer Group. The Compensation Committee reviews the total compensation of our competitors for purposes of assessing and establishing our compensation programs and setting base salaries, STI target levels and LTI opportunities for our Named Executive Officers. To facilitate this comparison, the Compensation Committee and its independent compensation consultant select a group of peer companies of WhiteWave to serve as a benchmark, which we refer to as the Benchmark Peer Group. For purposes of evaluating our 2014 executive compensation, the Benchmark Peer Group consisted of the following companies:

• Beam, Inc.	• The Clorox Company
• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.
• The Hain Celestial Group, Inc.	• The Hershey Company
• McCormick and Company, Inc.	• Molson Coors Brewing Company
• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc.

There were no changes in the Benchmark Peer Group from 2013 to 2014. The criteria considered by the Compensation Committee in selecting these peer companies included companies with revenues within a range of $1.0 billion to $6.0 billion, which resulted in median revenues of $3.0 billion, and companies in select industry categories, including consumer food products, food processing or food products, and consumer packaged goods companies.

2015 Benchmark Peer Group. In 2014, in consultation with its new independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee re-evaluated the criteria used to determine the Benchmark Peer Group, in light of WhiteWave’s current growth and development stage. As a result of this re-evaluation, the Compensation Committee refined the criteria used to select peer companies to ensure that the peer group is relevant, fairly represents WhiteWave’s business complexities and, we believe, is appropriate for executive pay comparisons. In developing the Benchmark Peer Group for 2015, the Compensation Committee considered companies that:

•	are dynamic, high-growth branded companies, particularly in the consumable food segment, that are innovative and acquisitive;

•	have annual revenues generally between $1.0 billion to $10.0 billion;

•	have a market capitalization generally between one-third to three times WhiteWave’s market capitalization;

•	generate sales outside the U.S. and have a complexity and scale of operations that is comparable to WhiteWave; and

•	appear in the respective peer groups of WhiteWave’s existing Benchmark Peer Group multiple times.

For purposes of evaluating our 2015 executive compensation, the new Benchmark Peer Group is comprised of the following companies:

• Brown-Forman Corporation	• Kellogg Company
• Campbell Soup Company	• Keurig Green Mountain Inc.
• The Clorox Company	• McCormick & Company, Incorporated
• Constellation Brands, Inc.	• Mead Johnson Nutrition Company
• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company
• Flowers Foods Inc.	• Pinnacle Foods Inc.
• The Hain Celestial Group, Inc.	• Snyder’s-Lance, Inc.
• The Hershey Company	• TreeHouse Foods, Inc.
• Hormel Foods Corporation

The Compensation Committee will evaluate, at least annually and with assistance from its independent compensation consultant, the appropriate companies to include in the Benchmark Peer Group.

Compensation Methodology

The Compensation Committee is comprised solely of non-management directors whom our Board of Directors has determined are independent within the meaning of the NYSE rules. The Compensation Committee is responsible for determining the executive compensation strategy and philosophy for WhiteWave and its subsidiaries, and reviews and approves individual compensation packages for the most senior executives of WhiteWave, including the Named Executive Officers.

Overall Compensation Philosophy

Our compensation program is designed to emphasize our performance-driven compensation philosophy and to reward individual performance, as well as to reward execution of our business strategies and the creation of value for our stockholders. Accordingly, a significant portion of each executive’s total compensation depends on the Company’s performance and on the executive’s individual performance measured against specific financial and operational objectives. In addition, a substantial portion of each executive’s compensation is delivered in the form of equity awards that tie the executive’s compensation directly to creating stockholder value.

2014 Compensation. As part of our performance-driven compensation philosophy, we strive to offer our executive officers “leading median” total compensation opportunities. For 2014, this means that we targeted (i) total cash compensation (base salary and target STI) at the 50th to 60th percentile of our Benchmark Peer Group and (ii) long-term incentives at the 50th percentile of our Benchmark Peer Group, for target total direct compensation in the 50th to 60th percentile. The 2014 compensation opportunities for our Chief Executive Officer and Chief Financial Officer were generally aligned with our stated compensation philosophy, while the 2014 compensation opportunities for our remaining Named Executive Officers were generally above our targeted market reference point due to factors such as, performance, experience and retention concerns.

2015 Compensation. For 2015, the Compensation Committee has modified our overall compensation philosophy to increase the leverage of the long-term incentive component. Our objective is to offer our executives officers “leading median” target total cash compensation (base salary and target STI) that is at or within a competitive range of the 50th percentile of our Benchmark Peer Group, but with a broader target total direct compensation range of between the 40th and 75th percentiles of our Benchmark Peer Group. Target long-term incentive compensation generally will be within the 40th to 75th percentile of our Benchmark Peer Group, except where the Committee adjusts long-term incentive to achieve target total direct compensation between the 40th and 75th percentiles. Target total direct compensation for each executive officer will vary depending on market positioning, the executive’s unique experience, time in position, and individual performance. The

Company intends for actual total direct compensation to fall between the 40th and 75th percentiles of our Benchmark Peer Group; however, actual total compensation for each executive officer may be above or below his or her target total compensation opportunity to the extent the Company’s performance and/or the executive’s individual performance fluctuates above or below targeted levels.

Our Compensation Committee intends to review and adjust our executive compensation programs and policies from time to time, as appropriate, to remain aligned with our target percentile ranges; however, the Committee retains discretion to provide compensation outside of our target range, as the Committee deems appropriate, to reflect an executive’s unique skills, time in role, sustained performance and strategic corporate-wide factors, such as succession planning and retention.

We believe that our compensation strategy helps ensure that the Company remains focused on delivering strong annual operating results while simultaneously creating sustainable long-term enterprise value. The Compensation Committee also believes that this compensation philosophy allows us to attract and retain high-performing executives from key consumer packaged goods companies with which we compete for talent.

Principal Components of our 2014 Compensation Program for Executive Officers

We believe that our executive officers directly influence WhiteWave’s overall performance and that it is critical to pay executives at a competitive level relative to our Benchmark Peer Group in order to attract and retain the talent we need to drive long-term high performance. Accordingly, and consistent with our performance-driven compensation philosophy, the Compensation Committee allocates a significant portion of our executive officers’ compensation to performance-based STI and LTI programs. In addition, as an executive’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of his or her total compensation and STI and LTI compensation becomes a larger component of total compensation. As illustrated below, in 2014 the majority of total direct compensation for our Named Executive Officers was provided as variable or “at risk” compensation:

*	Excludes a one-time $1.0 million grant of equity awards to induce Kevin C. Yost to join WhiteWave and to compensate him for forfeited equity awards from his prior employer.

We review competitive pay levels on an annual basis (i.e., our salary structure, the leveling of our positions, our annual target bonus levels and our long-term incentive award guidelines) to evaluate whether our total compensation targets remain competitive. We also use market competitive size-adjusted pay levels to help determine individual pay decisions. See the “Summary Compensation Table for 2014” and the “Grants of Plan-Based Awards in Fiscal Year 2014” table for more information on our 2014 executive compensation program.

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is the only fixed component of our executive officers’ total direct compensation. Base salaries for our executive officers are targeted at or within a competitive range of the median of our Benchmark Peer Group, and are set based on each executive officer’s individual contributions, such as unique job responsibilities, level of experience and sustained performance in role, as well as strategic corporate-wide factors, such as succession planning, retention and other business needs. In some cases, such as when an executive is recruited from another company, we may exceed our target base salary level in order to attract and ultimately retain the executive while in other cases an executive’s base salary may be below our target base salary level due to internal equity or other circumstances.

The Compensation Committee annually reviews base salaries of our executive officers and makes adjustments based on the performance of the executive, their position relative to comparable positions in the Benchmark Peer Group, and the Company’s performance. The Compensation Committee separately reviews the performance of Mr. Engles and makes adjustments as warranted.

In February 2014, our Compensation Committee determined that the base salary of each Named Executive Officer was appropriately positioned relative to our target base salary levels. As a result, none of our Named Executive Officers received an increase in base salary in 2014. Mr. Yost joined WhiteWave in January 2014 and his base salary was based on level and scope of prior experience, internal compensation positioning and his existing total compensation at his then current employer.

Short-Term Incentive Compensation. The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial, and operating performance objectives. STI amounts for our executive officers for 2014 were targeted at the 50th to 60th percentile of the Benchmark Peer Group. For 2014, cash annual incentive payments were based on the 2014 Short-Term Incentive Compensation Plan (the “2014 STI Plan”) approved by the Compensation Committee, which established specific performance measures for the corporate functions and each of our three business segments. Based on discussions with and recommendations from management, the Compensation Committee made two changes to the 2014 STI Plan from prior years: (i) shifted the relative weight assigned to the plan objectives to 80% financial objectives and 20% individual objectives (from 60% financial objectives and 40% individual objectives), and (ii) for the executive officers with business unit responsibilities, added consolidated earnings per share as a component of their financial objectives (in addition to the business unit performance objectives).

The following table provides, for each Named Executive Officer, the relative weight assigned to each element of the 2014 STI Plan:

Name	Corporate Objectives	Business Segment Performance	Individual Objective Performance	Total
Gregg L. Engles	80%	—	20%	100%
Kelly J. Haecker	80%	—	20%	100%
Blaine E. McPeak	20%	60%	20%	100%
Kevin C. Yost	20%	60%	20%	100%
Bernard P.J. Deryckere	20%	60%	20%	100%

Under the 2014 STI Plan the financial performance measures for Messrs. Engles and Haecker were consolidated earnings per share (60%) and net sales (20%), and for Messrs. McPeak, Yost and Deryckere, the financial performance measures were consolidated earnings per share (20%), business segment operating income (40%) and business segment net sales (20%). The Compensation Committee believes that placing significant weight on the achievement of financial objectives and adding consolidated earnings per share as a measure for all executive officers provides incentive to our executives to continue to grow both revenues and overall profitability. In approving the 2014 STI Plan, the Compensation Committee considered earnings per share and net sales as appropriate performance criteria to measure the achievement of the overall corporate objectives, and segment operating income and net sales as appropriate performance criteria to measure the achievement of each business segment’s objectives, because each is representative of the profitability and operating efficiency of WhiteWave and each business segment. In addition, the net sales performance measure for our business segments underscores the focus on continuing to grow our core businesses.

The payout factor for the 2014 STI compensation for each executive officer ranged from zero to 200% of each executive’s target payment, depending on actual performance in 2014 against the financial objectives established by the Compensation Committee and on the executive’s performance in 2014 against their specific individual objectives approved by the Compensation Committee.

2014 Corporate and Business Segment Financial Performance

In February 2015, the Compensation Committee assessed the performance of our Named Executive Officers against the corporate and business segment financial goals that had been established at the beginning of 2014. Achievement at the target level of performance constituted 100% payout of the financial component portion of the STI Plan and performance in excess of 90% or 95% of target is the threshold for payout on the financial measures. The target and actual financial performance measures for 2014 are set forth in the table below.

Financial Performance Measures	Performance at Target	Actual Performance	Performance as a Percentage of Target	Payout as a Percentage of Target
	(Dollars in millions, except EPS)
Corporate
Consolidated Net Sales (20%)	$3,278.9	$3,436.6	104.8%	196%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (60%)	$0.92	$1.00	108.7%	190%

Americas Foods & Beverages
Segment Net Sales (20%) (1)	$2,267.6	$2,350.8	103.7%	174%
Adjusted Segment Operating Income (40%) (1)	$263.9	$273.8	103.8%	138%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%)	$0.92	$1.00	108.7%	190%

Americas Fresh Foods
Segment Net Sales (20%)	$549.0	$575.3	104.8%	196%
Adjusted Segment Operating Income (40%) (2)	$56.3	$47.7	84.7%	—%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%)	$0.92	$1.00	108.7%	190%

Europe Foods & Beverages
Segment Net Sales (20%) (3)	$462.3	$510.5	109.8%	200%
Adjusted Segment Operating Income (40%) (3)	$41.1	$52.7	128.2%	200%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%)	$0.92	$1.00	108.7%	190%

(1)	Target net sales were reduced by $3.8 million and target segment operating income was reduced by $3.3 million to reflect the impact of foreign currency movements.

(2)	Target segment operating income was reduced by $5.8 million to reflect a final purchase accounting adjustment.

(3)	Target net sales were increased by $7.3 million and target segment operating income was increased by $4.4 million to reflect the impact of foreign currency movements.

2014 Individual Performance

In addition to the financial performance measures discussed above, the Compensation Committee assessed the performance of our Named Executive Officers against the strategic performance goals that comprised the individual objective portion of each Named Executive Officer’s goals. The individual objective portion of the 2014 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2014. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg L. Engles

As Chief Executive Officer, Mr. Engles is responsible for developing and implementing WhiteWave’s overall strategy and for recruiting, developing and leading a qualified executive leadership team to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our consolidated financial results, and therefore affects Mr. Engles’ performance rating and payout. The Compensation Committee determined that Mr. Engles achieved his individual performance objectives at 150% of target performance, and the individual objectives he achieved in 2014 included the following:

•    delivering year-over-year sales growth of 35%, driven by robust performance in Europe and continued strong growth across all product platforms, along with the contribution from strategic acquisitions;

•    delivering year-over-year adjusted earnings per share growth of 36%, excluding investments in our China joint venture, and meeting or exceeding quarterly earnings guidance in every quarter;

•    successfully executing our capital expenditure strategy to expand capacity to support business growth and reduce excess costs, including the build-out of a new plan in Dubois, PA, expansion of the Dallas, TX plant, and the addition of new packaging lines in Europe;

•    providing oversight to merger and acquisition strategy resulting in the acquisition and integration of Earthbound Farm and So Delicious Dairy Free, and the successful execution of the China joint venture with China Mengniu Dairy Company Limited;

•    strengthening and upgrading key leadership positions, in addition to developing senior leadership development and succession plans;

•    maintaining an open, responsive and productive relationship with WhiteWave’s Board of Directors;

•    instilling a culture of ethical behavior and social responsibility throughout WhiteWave; and

•    leading significant progress in achieving 2014 sustainability goals.

Kelly J. Haecker

As Chief Financial Officer, Mr. Haecker is responsible for implementing WhiteWave’s overall strategy and overseeing WhiteWave’s finance, accounting and audit services, IT, tax services, treasury and investor relations functions. The Compensation Committee determined that Mr. Haecker achieved his individual performance objectives at 160% of target performance, and the individual objectives he achieved in 2014 included the following:

•    meeting or exceeding WhiteWave’s financial objectives for all quarters in 2014, including achieving year-over-year total adjusted operating income growth of 45%;

•    effectively managing SG&A expenses while simultaneously increasing the Company’s operating margin, achieving organic adjusted consolidated segment operating income growth of 24% for 2014, a rate of more than two times our organic sales growth;

•    successfully completing the carve out of WhiteWave’s IT infrastructure and upgrading and enhancing WhiteWave’s IT capacities following the completion of WhiteWave’s spin-off from Dean Foods Company;

•    successfully implementing and strengthening WhiteWave’s accounting, financial reporting and control structures;

•    successfully integrating and upgrading the financial functions of Earthbound Farm and strengthening our processes for financial oversight of WhiteWave’s investment in the China joint venture;

•    successfully upgrading and streamlining WhiteWave’s forecasting and reporting capabilities; and

•    successfully executing our capital expenditure strategy to expand capacity to support business growth and reduce excess costs, including the build-out of a new plan in Dubois, PA, expansion of the Dallas, TX plant, and the addition of new packaging lines in Europe.

Blaine E. McPeak

As President of the Americas Foods & Beverages business segment, Mr. McPeak is responsible for developing and implementing the overall short and long-term marketing and innovation strategies for the North America plant-based food and beverage, premium dairy and coffee creamer and beverages platforms. He also is responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. McPeak achieved his individual performance objectives at 150% of target performance, and the individual objectives he achieved in 2014 included the following:

•    meeting or exceeding the 2014 financial targets for the Americas Foods & Beverages segment, achieving year-over-year organic net sales growth of 10% and adjusted segment operating income growth of 19%, excluding the acquisition of So Delicious;

•    achieving year-over-year market share targets across all business platforms;

•    successfully innovating and launching new products, such as Horizon Organic foods snacks and Cashewmilk, and developing new product platforms, such as an expanded yogurt platform;

•    executing a capital investment strategy to enable growth through capacity and technology and reduce distribution and warehousing costs;

•    implementing a total margin management system and improving the segment’s trade and forecasting capabilities; and

•    instilling a culture in which business segment employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

Kevin C. Yost

As President of the Americas Fresh Foods business segment, Mr. Yost is responsible for developing and implementing the overall short and long-term marketing and innovation strategies for the North America organic salads, fruits and vegetables platforms. He also is responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. Yost achieved his individual performance objectives at 110% of target performance, and the individual objectives he achieved in 2014 included the following:

•    growing the core organic packaged salad business and achieving targeted market share, with Earthbound Farm having a 54% share of the branded organic packaged salad category;

•    exceeding WhiteWave’s original accretion expectations for the first year of owning Earthbound Farm by delivering high-single digit operating margins and over 10 cents of EPS accretion in 2014;

•    strengthening the senior leadership team;

•    executing supply chain investments to lower costs and establish more robust business capabilities; and

•    instilling a culture in which business segment employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

Bernard P.J. Deryckere

As President of the Europe Foods & Beverages business segment, Mr. Deryckere is responsible for developing and implementing the overall short and long-term strategies for the Europe plant-based foods and beverages platforms. He also is responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. Deryckere achieved his individual performance objectives at 175% of target performance, and the individual objectives he achieved in 2014 included the following:

•    meeting or exceeding the business segment’s financial objectives for all quarters in 2014, achieving year-over-year net sales growth of 22% and operating income growth of 72%, both on an adjusted, constant currency basis;

•    building brand equity and increasing market share in key European countries;

•    effectively managing SG&A costs and supply chain expenses to improve the segment’s operating margin;

•    leading the development and execution of strategic growth plans through plant-based beverage line extensions; and

•    instilling a culture in which business segment employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

With respect to the individual objectives component of 2014 STI Plan compensation, all of our Named Executive Officers met and exceeded their objectives, resulting in ratings ranging from “on target” to “significantly above target” for their respective individual objectives. In 2014, the Compensation Committee approved a decrease in the STI target bonus opportunity of our Chief Executive Officer, Mr. Engles, from 150% to 125% of base salary, with a corresponding increase in LTI compensation, so that his total compensation remains unchanged but a higher proportion is equity-based. The table below shows the STI Plan compensation payout target for fiscal year 2014 and the actual payouts for our Named Executive Officers:

			Weighted Payout as a % of Target			Actual STI Payouts
Name	Target Payout as % of Salary	STI Target Payout	Corporate Financial Objectives	Segment Financial Objectives	Individual Objectives	Financial Objectives	Individual Objectives	Total Actual Payout
Gregg L. Engles	125%	$1,400,000	80%	—	20%	$2,144,800	$420,000	$2,564,800
Kelly J. Haecker	70%	$350,000	80%	—	20%	$536,200	$112,000	$648,200
Blaine E. McPeak	90%	$585,000	20%	60%	20%	$748,800	$175,500	$924,300
Kevin C. Yost	80%	$440,000	20%	60%	20%	$339,680	$96,800	$436,480
Bernard P.J. Deryckere	60%	$332,464	20%	60%	20%	$525,293	$116,362	$641,655

Long-Term Incentive Compensation

We believe that a substantial portion of each executive officer’s compensation should be dependent on creating long-term value for our stockholders. Our LTI program is designed to align the value created for our stockholders with the rewards provided to our executives, and to motivate our executive officers to improve our multi-year financial performance. Our practice is to grant LTI awards to our executive officers annually in the form of stock options and RSUs. The Compensation Committee believes that stock options motivate our executives to increase stockholder value since a stock option has value only to the extent the Company’s stock price appreciates after grant, while RSUs provide an ongoing retention element and a continuing link to stockholder value.

The Compensation Committee annually reviews market practices and trends, as well as the availability of shares available to grant to employees under our plans, in determining the mix of awards. In February 2015, to better align with changes in market practice and to implement a more direct performance-based program, our Compensation Committee changed the long-term incentive mix for our executive officers to add PSUs, in addition to the RSUs and stock options. See “—Actions Taken with Respect to 2015 Compensation” for details of our 2015 compensation program.

In determining the amount of individual LTI awards granted to each executive officer, the Compensation Committee considers WhiteWave’s financial and operational performance; the executive’s individual performance, potential future contributions, and his or her prior year’s award value; and strategic corporate-wide factors, such as succession planning and retention considerations, as well as market data for the executive officer’s position at the companies in the Benchmark Peer Group. LTI awards also may be granted when an executive is promoted to, or within, a senior executive position to recognize the increase in the scope of his or her role and responsibilities. Once individual LTI award amounts have been set, the Compensation Committee compares the aggregate LTI award amount to the Benchmark Peer Group to evaluate whether the overall size of the LTI program is competitive and consistent with market practice.

Under our 2014 LTI compensation program, LTI grants were awarded to our Named Executive Officers in the form of 50% stock options and 50% RSUs. In 2014, the Compensation Committee approved an increase in the LTI compensation of our Chief Executive Officer, Mr. Engles, to 150% from 125% of base salary, with a corresponding decrease in his STI target bonus opportunity, so that his total compensation remains unchanged but a higher proportion is equity-based. The table below shows the LTI awards granted to our Named Executive Officers in 2014:

	2014 LTI Grant Date Fair Value($)(1)		Options(#)	RSUs(#)
Gregg L. Engles	$4,499,888		261,615	83,612
Kelly J. Haecker	$999,966		58,137	18,580
Blaine E. McPeak	$1,749,961	(2)	101,739	32,516
Kevin C. Yost	$1,999,233	(3)	141,555	44,307
Bernard P.J. Deryckere	$999,966		58,137	18,580

(1)	The Grant Date Fair Value is calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures. The Grant Date Fair Value is based on the closing stock price on the date of grant, which was $22.57 on January 2, 2014 for the grants to Mr. Yost and $26.91 on February 14, 2014 for the grants to the other Named Executive Officers.

(2)	Mr. McPeak received a one-time additional LTI award value of $500,000 to reflect his assumption of expanded company-wide responsibilities in 2014.

(3)	Mr. Yost joined WhiteWave in January 2014 and, as an inducement to join the Company and to compensate him for forfeited equity awards from his prior employer, he received a one-time sign on LTI award value of $1.0 million. His annual LTI target award value otherwise would have been $1.0 million.

Determination of the 2014 Compensation of our Named Executive Officers

Compensation of Our Chief Executive Officer. With respect to the compensation of Gregg L. Engles, our Chairman and Chief Executive Officer, the Compensation Committee is responsible for approving relevant corporate goals and objectives, evaluating his performance in light of those goals and objectives and, together with the other independent directors, determining and approving his compensation based on their evaluation. At the beginning of 2014, the Compensation Committee established Mr. Engles’ specific objectives for 2014. In January 2015, Mr. Engles prepared a self-assessment of his performance for 2014, which was presented to our Lead Director and the Chair of the Compensation Committee for review. Our Lead Director and the Chair of the Compensation Committee then coordinated the review and discussion of Mr. Engles’ performance by the Compensation Committee and all of the independent directors, and the independent directors approved a performance rating and individual payout factor for Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2014 performance is discussed under the heading “—Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation under the applicable compensation programs and policies, the Compensation Committee and our other independent director considered: Mr. Engles’ base salary, STI compensation, LTI compensation, and total direct compensation compared to the compensation of the chief executive officers of companies in the Benchmark Peer Group, WhiteWave’s financial, strategic and stock performance in the past year, and Mr. Engles’ extensive skills and experience. The Compensation Committee also applied the metrics described under “—Annual Cash Compensation–Short-Term Incentive Compensation,” and “—Long-Term Incentive Compensation.” The difference in magnitude and mix of target total compensation between Mr. Engles’ compensation and the compensation of our other Named Executive Officers reflects the significant difference in their responsibilities. Mr. Engles is directly responsible for driving our strategy and for ensuring that the strategy is fully executed across our organization. In addition, Mr. Engles is directly responsible for selecting, retaining, managing, and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Named Executive Officers. At the beginning of 2014, performance objectives for 2014 were established for all of our Named Executive Officers. Mr. Engles worked with the Named Executive Officers to develop their specific objectives to present to the Compensation Committee for approval. The Compensation Committee approved the specific objectives for each of our Named Executive Officers at the beginning of 2014, and monitored performance against those specific objectives throughout the year.

In February 2015, Mr. Engles presented to the Compensation Committee his assessments of the 2014 performance of the Named Executive Officers against their respective performance objectives, recommended payout percentages under the 2014 STI plan and proposed changes to each Named Executive Officer’s compensation for 2015. Mr. Engles based his compensation recommendations with respect to our Named Executive Officers on the same Benchmark Peer Group market data reviewed by the Compensation Committee, his subjective review of each Named Executive Officer’s overall performance and contributions to WhiteWave as a whole and their respective business segment, and the overall performance of WhiteWave and the Named Executive Officer’s applicable business segment. While they considered Mr. Engles’ recommendations with respect to the compensation of our Named Executive Officers, our Compensation Committee made all final compensation decisions relating to such Named Executive Officers.

Role of Independent Compensation Consultant. In late 2013, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant, beginning in 2014. Among other things, Meridian advised the Compensation Committee with respect to the design and performance measures for WhiteWave’s 2014 STI Plan and all of our 2015 executive compensation programs, advised the Compensation Committee with respect to its 2015 Benchmark Peer Group and provided competitive market data from the Benchmark Peer Group for specific executive positions.

Actions Taken with Respect to 2015 Compensation

The Compensation Committee evaluates our compensation philosophy each year and makes changes to our compensation program that it believes are appropriate. In consultation with its independent compensation consultant, the Compensation Committee conducted a comprehensive review of our executive compensation program and philosophy, taking into account the rapid growth of our business and the business acquisitions completed. As a result of this review, the Compensation Committee took the following actions with respect to our 2015 compensation program:

Base Salary. In February 2015, our Compensation Committee reviewed the base salaries of our Named Executive Officers and determined that the base salary of each Named Executive Officer was appropriately positioned relative to the 2015 Benchmark Peer Group. As a result, none of our Named Executive Officers received an increase in base salary for 2015.

2015 Short-Term Incentive Target Levels. In February 2015, our Compensation Committee reviewed the short-term incentive target bonus opportunities of our Named Executive Officers and determined that the targets for each Named Executive Officer were appropriately positioned relative to the 2015 Benchmark Peer Group and made no adjustments for 2015. As a result, the approved STI target levels for our Named Executive Officers for 2015 are as follows:

2015 STI Target As Percentage of Base Salary
Gregg L. Engles	125%
Kelly J. Haecker	70%
Blaine E. McPeak	90%
Kevin C. Yost	80%
Bernard P.J. Deryckere	60%

In March 2015, the Compensation Committee approved the design of our 2015 STI Plan and approved specific financial performance measures for our Named Executive Officers. Under the 2015 STI Plan, the performance measures will remain the same as the 2014 STI Plan: 80% of target payout will be based on achievement of specific financial performance measures and 20% of target payout will be based on achievement of individual objectives. For Messrs. Engles and Haecker, the financial performance measures are consolidated earnings per share (60%) and net sales (20%). For Messrs. McPeak, Yost and Deryckere, the financial performance measures are consolidated earnings per share (20%), business segment operating income (40%) and business segment net sales (20%).

2015 Long-Term Incentive Awards. To align with changes in market practice and to implement a more direct performance-based program, in February 2015 our Compensation Committee changed the mix of LTI awards for our executive officers to include PSUs, in addition to RSUs and stock options. This shift in mix is shown in the table below:

	2014 LTI Awards	2015 LTI Awards
Stock Options	50%	33.33%
Restricted Stock Units (RSUs)	50%	33.34%
Performance Stock Units (PSUs)	—	33.33%

The PSUs will vest based on WhiteWave’s EPS growth over the 3-year performance period relative to the EPS growth of companies in the S&P 500, and have one, two and three year performance cycles, with one-third of the award subject to vesting in each performance cycle. In the first performance cycle, WhiteWave’s one-year EPS growth will be measured against the one-year EPS growth of S&P 500 companies; in the second performance cycle, WhiteWave’s cumulative EPS growth over the prior two years will be measured against the cumulative two-year EPS growth of S&P 500 companies; and in the final performance cycle, WhiteWave’s cumulative EPS growth over the prior three years will be measured against the cumulative three-year EPS growth of S&P 500 companies. EPS growth rate will be measured as a simple, average growth rate. There is no “catch up” or “retesting” at the end of the 3-year performance period for previous performance cycles. The payout range is 0% to 200%, with 25% as the minimum threshold payout at the 25th percentile of performance, 100% target payout at the 50th percentile of performance and 200% maximum payout at and above the 75th percentile of performance.

In determining the design of the PSUs, the Compensation Committee considered various factors. They chose relative EPS because the Committee believes that EPS is a better measure of WhiteWave’s overall financial performance than other relative measures, EPS provides a stronger and more direct incentive to senior management to focus on the Company’s profitability, and growth in EPS ultimately should drive sustainable long-term value creation for stockholders. The Compensation Committee chose the S&P 500 as the comparison group (rather than the Benchmark Peer Group or another self-constructed or index peer group) because back-

testing confirmed that the S&P 500 historically has had stronger overall performance (and, therefore, would provide a more rigorous performance standard), and includes more high growth, acquisitive companies. The Compensation Committee also believes that the S&P 500 will be less volatile or susceptible to performance aberrations than a smaller comparison group.

The Compensation Committee also implemented double-trigger accelerated vesting upon a change in control for LTI awards granted to our executive officers. Beginning with the annual 2015 LTI grants, the vesting of equity awards granted to our executive officers will accelerate if a change in control occurs and the executive officer experiences a qualified termination of employment. The LTI awards will vest automatically upon a change in control only if the acquiring company does not assume (and continue) the award following the change in control.

In February 2015, our independent directors approved the 2015 LTI annual grants to our Named Executive Officers and certain other executives. The 2015 LTI grants to our Named Executive Officer are as follows:

	2015 LTI Grant Date Fair Value($)(1)	Options(#)	RSUs(#)	PSUs(#)
Gregg L. Engles	$5,999,928	164,863	51,344	51,329
Kelly J. Haecker	$1,249,932	34,346	10,696	10,693
Blaine E. McPeak	$1,499,964	41,215	12,836	12,832
Kevin C. Yost	$999,941	27,477	8,557	8,554
Bernard P.J. Deryckere	$999,941	27,477	8,557	8,554

(1)	The Grant Date Fair Value is calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $38.96, the closing stock price on the date of grant.

Other Compensation Practices and Policies

Governance Practices Related to Executive Compensation

In addition to designing our compensation plans to achieve the objectives outlined above, the Compensation Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below.

Stock Ownership Guidelines	Our stock ownership guidelines require (i) our CEO to own shares of WhiteWave common stock equal in value to six times his annual base salary, and (ii) our other executive officers to own shares of WhiteWave common stock equal in value to three times their annual base salary. Shares of our common stock, restricted stock, and RSUs, whether vested or unvested, are counted toward the ownership requirement. PSUs and vested and unexercised stock options do not count towards the ownership requirement. Our executive officers are required to meet these stock ownership requirements within five years after becoming subject to the guidelines. All of our Named Executive Officers are in compliance with their respective stock ownership requirements.

Clawback Policy	Our clawback policy provides the Company with the right to recover all or part of an executive officer’s annual bonus or LTI award, or to cancel any LTI award, if WhiteWave is required to restate its audited financial statements under certain circumstances. Under the policy, the Compensation Committee may require the return, repayment or forfeiture of any annual or LTI payment or award made or granted to an executive officer if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of a restatement, the executive officer engaged in intentional misconduct that caused the need for the restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. In addition, the Compensation Committee may require the repayment of any profits realized by such executive officer on the sale of WhiteWave securities received pursuant to any such award granted during such 12-month period following WhiteWave’s filing with the SEC of financial statements that are later the subject of such a restatement.

Prohibition on Hedging and Other Derivative Activities	Our anti-hedging policy prohibits WhiteWave’s officers and directors from hedging WhiteWave common stock or from purchasing any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds and private or publicly traded options, puts or calls) that are designed to hedge or offset any decrease in the market value of WhiteWave securities owned by the director or executive officer.

Prohibition on Pledges	Our pledging policy prohibits our directors and executive officers from pledging shares of our common stock after January 1, 2015, with a requirement that any existing pledges be reduced in a reasonable manner; provided that WhiteWave’s Lead Director (or other designated independent director), in consultation with our General Counsel, may grant an exception if: (1) the value of the pledged shares equals no more than 25% of his or her total ownership of WhiteWave stock, (2) he or she is in compliance with WhiteWave’s stock ownership requirements (excluding the pledged shares), and (3) he or she demonstrates the financial capacity to repay the loan without resorting to the pledged securities. As of the date of this Proxy Statement, no exceptions to the policy have been granted.

No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contains excise tax gross-up provisions.

Double Trigger Provisions in our CIC Agreements	All of our change in control agreements with our executive officers contain double trigger provisions, which require that benefits are only triggered if both a change in control occurs and the executive officer’s employment is terminated (or the executive officer terminates employment for good reason) within thirteen months following the change in control. Beginning with the annual 2015 LTI grants, equity awards granted to our executive officers will be subject to “double trigger” accelerated vesting upon a change in control (i.e., they vest if the executive’s employment is terminated without cause or by the executive for good reason within twenty-four months following a change in control) unless the acquiring company does not assume (and continue) the award following the change in control.

Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan

Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave Executive Deferred Compensation Plan (the “EDCP”), which is a nonqualified tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that our program is similar to programs offered at most Benchmark Peer Group companies. The amounts deferred are informally funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. Employees receive a matching contribution that is equal to the amount of match they did not receive in the 401(k) Plan as a result of participating in the EDCP. The EDCP also permits our executive officers and non-management directors to defer restricted stock units, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period. All of the Named Executive Officers except Mr. Deryckere are eligible to participate in this plan. In 2014, none of the Named Executive Officers elected to defer salary and/or bonus pursuant to this plan.

We also maintain a Supplemental Executive Retirement Plan (the “SERP”), which is a nonqualified deferred compensation arrangement for our employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability. All of the Named Executive Officers except Mr. Deryckere are eligible to participate in this plan. We do not maintain a defined benefit plan for any of our Named Executive Officers, except for Mr. Deryckere who participates in a Belgian pension plan.

In addition, Mr. Deryckere is eligible for contributions to the Alpro Top Hat Plan, which is a Belgian tax-qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan and payouts of retention awards granted by Alpro in prior years. The Alpro Top Hat Plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement.

Other Compensation

We provide our executive officers with a limited number of perquisites. For example, we provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled and, prior to 2015, executive officers were eligible to receive financial counseling, including tax and other financial advice. We discontinued the financial counseling benefit at the end of 2014.

The Compensation Committee also approved certain personal use of the WhiteWave corporate aircraft for our Chairman and Chief Executive Officer, as described below in the “Summary Compensation Table for 2014.” The Compensation Committee believes that the enhanced security and efficiency this benefit provides is appropriate and is in the interests of WhiteWave and its stockholders. The incremental costs to WhiteWave of providing personal travel on corporate aircraft are included in the “2014 All Other Compensation” table.

We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship building purposes, as well as to maintain involvement in communities in which we operate and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our Named Executive Officers, participate in WhiteWave’s broad-based programs generally available to all employees or other key employees, including our 401(k) Plan, health and dental plans and various other insurance plans, such as disability and life insurance. For additional information regarding perquisites and other compensation, see the “2014 All Other Compensation” table.

Severance and Change in Control Benefits

Executive Severance Plan. We maintain an Executive Severance Plan that provides severance benefits to certain designated officers of WhiteWave, including all of our Named Executive Officers except Mr. Deryckere, who are involuntarily terminated (other than for cause), or who voluntarily terminate their employment for good reason. We offer these benefits to facilitate hiring and retention of high caliber executives in a competitive labor market. Under the plan, the covered Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, the terminated officer would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months, for the Chief Executive Officer, or 24 months, for other executive officers, following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, unvested LTI awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. For additional information regarding our severance benefits, see the “Estimated Payments upon a Qualified Termination” table and related narrative.

Change in Control Agreements. We also have entered into agreements with all of our Named Executive Officers, except Mr. Deryckere, pursuant to which, in the event of a change in control and a subsequent qualifying termination, each of such officers is entitled to receive (i) a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to the termination; (ii) the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company; (iii) continued insurance benefits for two years; and (iv) certain outplacement services. For additional information regarding our change in control benefits, see the “Estimated Payments Upon Termination Following a Change in Control” table and related narrative.

Agreement with Bernard Deryckere. Mr. Deryckere is not a U.S. citizen and therefore is not eligible for benefits under the Executive Severance Plan or pursuant to a change in control agreement; however, under his existing agreement, upon a termination of his employment agreement for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above. For additional information, see “Executive Severance Plan—Agreement with Bernard P.J. Deryckere.”

Consideration of the 2013 Stockholder Advisory Vote on our Executive Compensation

At our 2013 annual meeting, we held our first stockholder advisory vote on our fiscal year 2012 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in the 2013 proxy statement. Our stockholders expressed strong support for our fiscal year 2012 executive compensation program, with over 99% of votes cast voting to approve the compensation.

The Compensation Committee considered these voting results when designing our 2014 and 2015 executive compensation programs and policies and determining the compensation to be paid to our executives. The Compensation Committee concluded that our current compensation programs effectively align pay and performance and promote long-term stockholder value, and did not make any program changes as a result of the voting results. As part of its ongoing responsibilities, the Compensation Committee will continue to consider the results of future stockholder advisory votes as well as stockholder views about our compensation philosophy, objectives and program design.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2014.

This report is presented by:

The members of the Compensation Committee

Stephen L. Green (Chairman)

Michelle P. Goolsby

Joseph S. Hardin, Jr.

Mary E. Minnick

Summary Compensation Table for 2014

The following table presents the compensation of our named executive officers for fiscal year 2014 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2013 and 2012. For fiscal year 2014, our named executive officers are Gregg L. Engles, our principal executive officer, Kelly J. Haecker, our principal financial officer, and Messrs. McPeak, Yost and Deryckere, the next three most highly-compensated executive officers who were serving as executive officers of WhiteWave at the end of fiscal year 2014.

For information on the role of each component within the total executive compensation program, see the relevant description in the “Executive Compensation—Compensation Discussion and Analysis—2014 Compensation Program.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gregg L. Engles	2014	1,120,000	2,249,999	2,249,889	2,564,800	—	608,475	8,793,163
Chairman of the Board and Chief Executive Officer	2013	1,120,000	1,965,191	1,965,187	2,489,760	—	415,998	7,956,136
	2012	1,020,000	6,853,273	9,704,204	4,704,000	—	251,617	22,533,094

Kelly J. Haecker	2014	500,000	499,988	499,978	648,200	—	61,230	2,209,396
Executive Vice President, Chief Financial Officer	2013	500,000	467,898	467,902	511,700	—	44,195	1,991,695
	2012	433,385	1,411,963	1,341,923	936,942	—	33,844	4,158,057

Blaine E. McPeak	2014	650,000	875,006	874,955	924,300	—	127,860	3,452,121
Executive Vice President and President of Americas Foods & Beverages	2013	650,000	584,873	584,879	693,810	—	56,978	2,570,540
	2012	509,615	2,385,363	1,855,894	1,622,076	—	68,100	6,441,048

Kevin C. Yost (6)	2014	550,000	1,000,009	999,224	436,480	—	117,684	3,103,397
Executive Vice President and President of Americas Fresh Foods

Bernard P.J. Deryckere (7)	2014	554,107	499,988	499,978	641,655	182,988	244,707	2,623,424
Executive Vice President and President of Europe Foods & Beverages	2013	602,559	181,784	181,781	651,292	135,635	249,869	2,002,920

(1)	Amounts shown include amounts deferred under the 401(k) Plan.

(2)	Amounts reported for 2014 reflect the grant date fair value of RSUs (and, for 2013, phantom share units granted to Mr. Deryckere), calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation.” The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s common stock on the date of grant, multiplied by the number of RSUs awarded.

(3)	Amounts reflect the aggregate grant date fair value of stock options granted to each Named Executive Officer, calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation.” See Note 13, “Share-Based Compensation” to our audited consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014 for a description of the relevant assumptions used in calculating the grant date fair value.

(4)	Consists of amounts earned under the 2014 STI Plan, which is described under “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation.”

(5)	Amounts shown in the “All Other Compensation” column include the following:

2014 All Other Compensation (a)

Name	Aircraft Usage ($)(b)	Relocation ($)(c)	Tax Payments ($)(d)	SERP ($)(e)	Defined Contribution Plan(f)	401(k) Company Match	Other ($)(g)	Total ($)
Gregg L. Engles	191,377	60,000	52,317	282,198	—	10,400	12,183	608,475

Kelly J. Haecker	—	—	—	46,175	—	10,400	4,655	61,230

Blaine E. McPeak	—	—	—	98,016	—	10,400	19,444	127,860

Kevin C. Yost	—	76,658	29,605	—	—	10,400	1,021	117,684

Bernard P.J. Deryckere	—	—	—	—	205,330	—	39,377	244,707

(a)	Amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available generally to all WhiteWave employees.

(b)	Consists of the incremental costs of using the corporate aircraft for personal travel. The incremental cost of personal travel on corporate aircraft is based on the variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel.

(c)	Mr. Engles relocated to Denver, Colorado in connection with our spin-off from Dean Foods Company and Mr. Yost relocated to Denver, Colorado in January 2014 to assume his current position. Represents the relocation expenses paid by WhiteWave to a relocation company and service providers pursuant to WhiteWave’s relocation policy.

(d)	Consists of the tax payments with respect to the relocation benefits provided to Mr. Engles and Mr. Yost.

(e)	We maintain a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown is the amount credited to the Named Executive Officer’s account under the SERP. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies—Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information on the SERP.

(f)	Consists of contributions to Alpro’s Top Hat Plan for the benefit of Mr. Deryckere. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies—Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information on the Alpro Top Hat Plan.

(g)	Includes amounts paid by WhiteWave for life insurance and long-term disability premiums (Mr. Engles—$7,482; Mr. Deryckere—$14,465; Messrs. Haecker, McPeak and Yost—less than $2,000), financial and tax advisory services (Mr. McPeak—$14,560) and a car allowance (Mr. Deryckere—$20,961).

(6)	Mr. Yost joined WhiteWave and was made an executive officer in January 2014.

(7)	All amounts in the table for Mr. Deryckere, except for amounts in the equity award columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.2205 U.S. dollars, the average currency exchange rate for 2014.

Agreements with our Executive Officers

In connection with our initial public offering, we entered into employment agreements with our U.S.-based executive officers, including Messrs. Engles, Haecker and McPeak. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until we or the executive officer provides a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then-current term. The agreements provide that each officer will continue to receive a base salary and an annual STI target bonus opportunity at least equal to his base salary and STI target bonus opportunity as of our initial public offering. Each executive officer also is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to WhiteWave’s senior executives. Each employment agreement also contains standard non-compete and confidentiality provisions.

Grants of Plan-Based Awards in Fiscal Year 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Gregg L. Engles	—	14,000	1,400,000	2,800,000
	2/14/2014				83,612			2,249,999
	2/14/2014					261,615	26.91	2,249,889
Kelly J. Haecker	—	3,500	350,000	700,000
	2/14/2014				18,580			499,988
	2/14/2014					58,137	26.91	499,978
Blaine E. McPeak (3)	—	5,850	585,000	1,170,000
	2/14/2014				32,516			875,006
	2/14/2014					101,739	26.91	874,955
Kevin C. Yost (4)	—	4,400	440,000	880,000
	1/2/2014				44,307			1,000,009
	1/2/2014					141,555	22.57	999,224
Bernard P.J. Deryckere (5)	—	3,325	332,464	664,928
	2/14/2014				18,580			499,988
	2/14/2014					58,137	26.91	499,978

(1)	Consists of amounts payable under the 2014 STI Plan. The actual amounts paid pursuant to these awards are included in the “Summary Compensation Table for 2014” in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—2014 Compensation Program—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)	All of the Named Executive Officers received their 2014 LTI awards in the form of 50% RSUs and 50% options. The RSUs and options were granted pursuant to the WhiteWave 2012 SIP and vest ratably over three years beginning on the first anniversary of the grant date. These awards also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, (ii) if an employee with 10 years of service retires after reaching age 55, and (iii) in certain cases upon death or qualified disability.

(3)	Mr. McPeak received a one-time additional LTI award value of $500,000, granted in the form of 50% RSUs and 50% options, to reflect his assumption of expanded company-wide responsibilities.

(4)	Mr. Yost received a one-time LTI award value of $1.0 million, granted in the form of 50% RSUs and 50% options, as an inducement to join WhiteWave in January 2014 and to compensate him for forfeited equity awards from his prior employer.

(5)	Mr. Deryckere received a one-time additional LTI award value of $500,000, granted in the form of 50% RSUs and 50% options.

Outstanding Equity Awards at 2014 Fiscal Year-End (1)

			Option Awards(2)				Stock Awards(3)
Name	Issuer (Dean Foods or WhiteWave)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles (4)
	WWAV	2/14/2014	—	261,615	26.91	02/14/2024	83,612	2,925,584
	WWAV	2/15/2013	156,558	313,115	15.16	02/15/2023	86,420	3,023,836
	WWAV	10/25/2012	676,329	338,164	17.00	10/25/2022	93,333	3,265,722
	DF	3/20/2012	—	—	—	—	63,539	2,223,230
	DF	2/17/2012	724,854	362,426	11.10	2/17/2022	—	—
	DF	2/24/2011	818,961	—	9.52	2/24/2021	—	—
	DF	2/12/2010	241,467	—	13.39	2/12/2020	—	—
	DF	2/13/2009	467,530	—	18.46	2/13/2019	—	—
	DF	1/15/2008	451,221	—	23.33	1/15/2018	—	—
	DF	2/12/2007	393,047	—	27.69	2/12/2017	—	—
	DF	1/13/2006	696,621	—	23.62	1/13/2016	—	—

TOTAL			4,626,588	1,275,320			326,904	11,438,371

Kelly J. Haecker
	WWAV	2/14/2014	—	58,137	26.91	02/14/2024	18,580	650,114
	WWAV	2/15/2013	37,276	74,551	15.16	02/15/2023	20,576	719,954
	WWAV	10/25/2012	161,031	80,515	17.00	10/25/2022	22,222	777,548
	DF	2/17/2012	23,836	11,917	11.10	2/17/2022	8,366	292,726
	DF	2/18/2011	27,841	—	9.52	2/18/2021	—	—
	DF	2/12/2010	18,372	—	13.39	2/12/2020	—	—
	DF	2/13/2009	30,987	—	18.46	2/13/2019	—	—
	DF	1/15/2008	30,443	—	23.33	1/15/2018	—	—
	DF	2/12/2007	47,930	—	27.69	2/12/2017	—	—
	DF	3/7/2006	95,864	—	23.35	3/7/2016	—	—

TOTAL			473,580	225,120			69,744	2,440,342

Blaine E. McPeak
	WWAV	2/14/2014	—	101,739	26.91	02/14/2024	32,516	1,137,735
	WWAV	2/15/2013	46,595	93,189	15.16	2/15/2023	25,720	899,943
	WWAV	10/25/2012	201,288	100,644	17.00	10/25/2022	27,777	971,917
	DF	2/17/2012	57,206	28,602	11.10	2/17/2022	20,078	702,529
	DF	2/18/2011	51,970	—	9.52	2/18/2021	—	—
	DF	2/12/2010	31,495	—	13.39	2/12/2020	—	—
	DF	11/2/2009	11,526	—	15.35	11/2/2019	—	—
	DF	2/13/2009	30,987	—	18.46	2/13/2019	—	—
	DF	6/2/2008	7,610	—	19.37	6/2/2018	—	—
	DF	1/15/2008	30,443	—	23.33	1/15/2018	—	—
	DF	2/28/2007	79,887	—	28.18	2/28/2017	—	—

TOTAL			549,007	324,174			106,091	3,712,124

Kevin C. Yost
	WWAV	1/2/2014	—	141,555	22.57	1/2/2024	44,307	1,550,302

TOTAL			—	141,555			44,307	1,550,302

Bernard P.J. Deryckere (5)
	WWAV	2/14/2014	—	58,137	26.91	02/14/2024	18,580	650,114
	WWAV	2/15/2013	14,482	28,963	15.16	2/15/2023	7,994	279,710
	WWAV	10/25/2012	78,181	39,090	17.00	10/25/2022	10,789	377,507

TOTAL			92,663	126,190			37,363	1,307,331

(1)	Reflects outstanding equity awards granted under the WhiteWave 2012 Stock Incentive Plan. Awards granted on and after October 25, 2012 were granted by WhiteWave; all awards granted prior to October 25,
2012 were granted by Dean Foods. In connection with our spin-off from Dean Foods in May 2013, all Dean Foods equity-based awards held by our non-management directors and employees were converted into WhiteWave equity-based awards with respect to our common stock.

(2)	Options granted by WhiteWave vest one-third on each of the first, second and third anniversary of the grant date, and also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. These options, other than the IPO Grants with a grant date of October 25, 2012, also vest when an employee with 10 years of service retires after reaching age 55.

(3)	Each RSU represents the right to receive one share of WhiteWave’s common stock in the future. RSUs have no exercise price. RSUs vest ratably over three years. All RSUs granted by WhiteWave also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. These RSUs, other than the IPO Grants with a grant date of October 25, 2012, also vest when an employee with 10 years of service retires after reaching age 55.

(4)	All of the RSUs and stock options granted by WhiteWave, other than the IPO Grants, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles, other than the unvested portions of his IPO Grants, would vest and become exercisable if Mr. Engles elects to retire.

(5)	Prior to 2014, Mr. Deryckere, who is a Belgian resident, received stock appreciation rights (“SARs”), rather than options, and phantom share units, rather than RSUs. SARs entitle the holder to receive cash equal to the difference between the exercise price of the SAR and the current trading price of our common stock. Phantom share units entitle the holder to a cash payment equal to the increase in value of a designated number of shares over a specified vesting period.

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(3)
Gregg L. Engles	544,942	7,601,278	243,227		7,675,224
Kelly J. Haecker	—	—	47,910		1,494,800
Blaine E. McPeak	—	—	73,848		2,244,312
Kevin C. Yost	—	—	—		—
Bernard P.J. Deryckere	—	—	14,786	(4)	497,582

(1)	Number of shares acquired reflects number of shares of WhiteWave common stock acquired on exercise of option awards or vesting of stock awards.

(2)	The value realized on exercise equals the number of underlying shares exercised multiplied by the difference between WhiteWave’s closing stock price on the exercise date and the exercise price of the options.

(3)	The value realized on vesting equals WhiteWave’s closing stock price on the vesting date multiplied by the number of shares vested.

(4)	Represents the number of shares used to compute the cash value of the phantom share units that vested. As a non-U.S. resident, prior to 2014 Mr. Deryckere received his LTI equity awards in the form of 50% phantom share units and 50% SARs.

2014 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Bernard P.J. Deryckere	Alpro Defined Benefit Plan	13	938,148	—

Mr. Deryckere participates in the Alpro Pension Plan, which is a Belgian defined benefit plan. The present value of accumulated benefits was calculated using standard Belgian rates for mortality, inflation, and future salary increases. The value presented is based on Mr. Deryckere’s current base salary of €454,000 (approximately $554,107) and is derived from projected benefits as of January 1, 2015 of €768,659 (approximately $938,148). WhiteWave funds the pension plan annually in an amount equal to 5% of salaries for covered employees. Variable compensation is not included for purposes of pension calculations. The maximum plan benefits assume payment to the covered employee of 70% of their final salary and continuous employment with the company for 40 years. The present value of the accumulated benefit is based on the accumulated benefit built up in the pension plan over the 13 years that Mr. Deryckere has been employed by Alpro.

We do not maintain an ERISA-qualified defined benefit plan for any of our U.S.-based Named Executive Officers.

Nonqualified Deferred Compensation in Fiscal Year 2014

The following narrative and table provide information on the defined contribution portion of WhiteWave’s Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan, which are the only nonqualified deferred compensation plans for U.S.-based executive officers, and the Alpro Top Hat Plan, in which Mr. Deryckere participates.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Gregg L. Engles	SERP	—	282,198	26,588	—	1,222,453
Kelly J. Haecker	SERP	—	46,175	3,372	—	165,409
	EDCP(4)	—	—	24,504	—	381,600
Blaine E. McPeak	SERP	—	98,016	4,042	—	240,972
Kevin C. Yost	SERP	—	—	—	—	—
Bernard P.J. Deryckere	Alpro Top Hat Plan	—	192,936	27,391	—	1,141,321

(1)	Amounts in this column also are included in the “All Other Compensation” column in the Summary Compensation Table for 2014.

(2)	Includes interest payments on balances in the SERP and investment gains on balances deferred in the Executive Deferred Compensation Plan. Participants in the Executive Deferred Compensation Plan can choose from an array of third-party funds, and earnings vary based on participant investment elections. Amounts contributed to the Alpro Top Hat Plan are invested in bonds held by an insurance company until distribution upon retirement at age 65. The aggregate balance at the end of 2014 in the Alpro Top Hat Plan is based on the accumulated benefit built up over the 13 years that Mr. Deryckere has been employed by Alpro.

(3)	Amounts in this column include the following amounts that were previously reported, in the Summary Compensation Table of proxy statements for prior years or other SEC filings, for the indicated Named Executive Officer: Mr. Engles—$295,981, Mr. Haecker—$64,278, and Mr. McPeak—$91,406.

(4)	In 2014, none of the Named Executive Officers elected to defer their salary or bonus pursuant to the EDCP; however, at the beginning of 2014 Mr. Haecker had a balance of $357,096 in the EDCP from deferrals he made in prior years.

Supplemental Executive Retirement Plan. The U.S.-domiciled Named Executive Officers participate in WhiteWave’s Supplemental Executive Retirement Plan (the “SERP”). The SERP is a nonqualified deferred compensation arrangement for its employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code ($255,000 in 2013). The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above (100% match on the first 2% of covered compensation, and 50% match on the next 4% of covered compensation), and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability.

Executive Deferred Compensation Plan. Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave Executive Deferred Compensation Plan (the “EDCP”), which is a tax deferred plan. The amounts deferred are informally funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. The EDCP also allows our executive officers and non-management directors to defer RSUs, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period. All of the Named Executive Officers, except Mr. Deryckere, are eligible to participate in this plan. In 2014, none of the Named Executive Officers elected to defer their salary or bonus pursuant to this plan; however at the beginning of 2014 Mr. Haecker had a balance of $357,096 in the EDCP from deferrals he made in prior years.

Alpro Top Hat Plan. As a Belgian resident, Mr. Deryckere is eligible to participate in the Alpro Top Hat Plan, which is a Belgian tax qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan. The Alpro Top Hat Plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement. Amounts contributed to the Alpro Top Hat Plan are invested in bonds held by an insurance company until distribution upon retirement at age 65.

Executive Officer Severance

We maintain The WhiteWave Foods Company Executive Severance Plan, which is applicable to our U.S.-based executive officers in the event of certain involuntary terminations. We also entered into an individual change in control agreement with each of our U.S.-based Named Executive Officers, which is applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the change in control agreements and the Executive Severance Plan. Our executive officers may not receive benefits under both plans.

Potential Benefits Upon a Change in Control. We have entered into agreements with our Named Executive Officers, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below):

•

pay each of our Named Executive Officers a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to the termination;

•	pay each of our Named Executive Officers the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company;

•	continue to provide disability and life insurance and medical coverage benefits to each of our Named Executive Officers for two years; and

•	provide certain outplacement services.

In addition, all unvested equity awards that were granted to our executive officers prior to 2015 vest in full upon a change in control.

Pursuant to the agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of WhiteWave representing 30% or more of the combined voting power of WhiteWave’s then outstanding securities; (2) individuals who currently serve on the WhiteWave Board of Directors, or whose election or nomination for election to the WhiteWave Board was approved by a vote of at least two-thirds of the directors serving on the WhiteWave Board, cease for any reason to constitute a majority of the Board of Directors of WhiteWave; (3) WhiteWave consummates a merger or consolidation with any other corporation and, as a result (i) persons who were stockholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors, and (ii) within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the Board of WhiteWave or the surviving entity; or (4) the stockholders of WhiteWave approve, and WhiteWave consummates, a sale, transfer or other disposition of all or substantially all of the assets of WhiteWave, and immediately after such transaction, the persons who were WhiteWave stockholders immediately prior to such transaction do not own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the transaction, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the entity to which such assets are sold or transferred.

A qualifying termination means a termination of employment by WhiteWave or its successor without cause, or by the executive officer with good reason, within thirteen months following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to WhiteWave, (iii) material breach of the Company’s Code of Ethics, or (iv) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) removal of the executive officer from the position held by him or her or any other significant reduction in the nature of his or her duties or responsibilities immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment by more than 50 miles, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with WhiteWave or solicit any of WhiteWave’s employees for two years after termination; and

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of WhiteWave’s confidential information.

WhiteWave has executed an employment agreement with Mr. Deryckere, who is a Belgian resident, to provide him with similar benefits. See “Agreement with Bernard P.J. Deryckere.”

The following table presents the potential estimated payments to each Named Executive Officer if a change in control of WhiteWave had occurred as of December 31, 2014, the last day of the fiscal year.

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Stock Awards ($)(2)	Early Vesting of Stock Options/SARs ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	7,591,200	11,438,371	23,064,847	97,944	42,192,362
Kelly J. Haecker	2,581,200	2,223,649	3,524,673	94,553	8,424,075
Blaine E. McPeak	3,736,200	3,332,902	4,889,859	94,847	12,053,808
Kevin C. Yost	3,001,200	1,033,535	1,172,075	72,057	5,278,867
Bernard P.J. Deryckere	4,205,592	1,090,638	2,633,708	419,868	8,349,806

(1)	For Messrs. Engles, Haecker, McPeak and Yost, represents (i) three times the sum of his (a) base salary in effect at the time of the termination, (b) his target short-term incentive payment for 2014, and (c) the aggregate company matching contribution to his 401(k) plan, and (ii) the balance of the unvested portion of his 401(k) account. For Mr. Deryckere, represents three times the sum of his (i) base salary in effect at the time of the termination and (ii) his annual incentive and Alpro Top Hat Plan payments for 2014.

(2)	Represents the cash payout of all unvested RSUs and phantom share units based on WhiteWave’s closing stock price on December 31, 2014 ($34.99). Upon a change in control, all unvested equity awards granted prior to 2015 vest in full.

(3)	Represents the cash payout of all unvested stock options and SARs based on WhiteWave’s closing stock price on December 31, 2014 ($34.99). Upon a change in control, all unvested equity awards granted prior to 2015 vest in full.

(4)	For Messrs. Engles, Haecker, McPeak and Yost, represents the value of outplacement services, long-term disability, life insurance, and medical coverage. For Mr. Deryckere, represents three times the value of benefits for which he is contractually entitled under his employment agreement, including premiums for life, death and invalidity insurance coverage, a car allowance and a representation allowance.

Executive Severance Plan. The WhiteWave Foods Company Executive Severance Plan provides severance benefits to certain designated officers of WhiteWave, including our U.S.-based Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Under the plan, all of the Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, participants would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months, for the Chief Executive Officer, or 24 months, for other executive officers, following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to cash payments that may be used to pay COBRA health benefits and outplacement services. A participant’s right to receive benefits under the plan is conditioned upon the execution of a release and upon such other conditions as the administrator of the Plan may determine, including execution of a non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.

Under the Executive Severance Plan, “cause” means the following: (i) the participant’s conviction of any crime deemed by WhiteWave to make the executive officer’s continued employment untenable, (ii) the participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of WhiteWave, (iii) the participant’s conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) breach by the participant of any written covenant or agreement with WhiteWave, or (v) the participant’s failure to comply with or breach of the WhiteWave’s “code of conduct” as in effect from time to time. “Good reason” means any of the following: (i) a material reduction in the amount of the participant’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) a material reduction in the scope of the participant’s duties or responsibility, or (iii) the transfer of the participant’s principal place of employment by more than 50 miles.

Agreement with Bernard P.J. Deryckere. When we acquired the Alpro business in 2009, Mr. Deryckere had an employment agreement with Alpro, which we assumed. In November 2011, Mr. Deryckere’s agreement was amended to provide him with similar benefits that we provided to other executive officers upon a termination of employment that triggers severance benefits, subject to Belgian statutory law. Under his existing agreement, upon a termination of his employment for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above. “Good reason” is defined as (i) a material reduction in annual base salary, target annual bonus opportunity or the aggregate value of benefits, (ii) a material reduction in the scope of duties, or (iii) the relocation of his principal place of employment more than 50 miles from the prior location. The agreement contains standard two-year non-compete and non-solicitation provisions, in consideration for which WhiteWave shall pay Mr. Deryckere a lump sum amount equal to one-half of the compensation that he would have earned over the non-compete period, unless the non-compete is waived by the Company.

The following table presents the potential estimated payments to each Named Executive Officer if his eligibility for benefits under the Executive Severance Plan had been triggered as of December 31, 2014, the last day of the fiscal year.

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options/ SARs ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	5,040,000	10,974,821	21,256,443	251,676	37,522,940
Kelly J. Haecker	1,700,000	2,133,534	3,232,932	50,000	7,116,466
Blaine E. McPeak	2,470,000	3,197,834	4,478,269	50,000	10,196,103
Kevin C. Yost	1,980,000	991,650	1,038,259	50,000	4,059,909
Bernard P.J. Deryckere (5)	4,205,592	1,046,439	1,439,272	419,868	7,111,171

(1)	For Messrs. Engles, Haecker, McPeak and Yost, represents two times the sum of such Named Executive Officer’s base salary and target short-term incentive payment for 2014.

(2)	Represents the payout of RSUs and, for Mr. Deryckere, phantom share units scheduled to vest in the 36 months for Mr. Engles (and 24 months for the other Named Executive Officers) after December 31, 2014 in accordance with the terms of the Executive Severance Plan. The amounts are based on the average WhiteWave’s closing stock prices for the 30 days following December 31, 2014 ($33.57).

(3)	Represents the payout of stock options and, for Mr. Deryckere, SARs scheduled to vest in the 36 months for Mr. Engles (and 24 months for the other Named Executive Officers) after December 31, 2014 based on the average of WhiteWave’s closing stock prices for the 30 days following December 31, 2014 ($33.57).

(4)	For Messrs. Engles, Haecker, McPeak and Yost, represents the value of outplacement services and medical coverage. For Mr. Engles, also includes the estimated cost of providing office and administrative support for 24 months post termination. For Mr. Deryckere’s, represents certain benefits to which he is entitled under his employment agreement, including the continuation of life insurance and other premiums, a car allowance and other benefits for three years post termination.

(5)	For Mr. Deryckere, represents three times the sum of his (i) base salary in effect at the time of the termination, (ii) his annual incentive and Alpro Top Hat Plan payments for 2014, and (iii) other benefits for which he is contractually entitled under his employment agreement.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned as of March 18, 2015 by WhiteWave’s directors and director nominees, Named Executive Officers and all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable.

The percentages in the tables below are based on 175,029,293 shares of WhiteWave common stock outstanding as of March 18, 2015.

Name of beneficial owner	Number of shares of common stock beneficially owned		Options Currently Exercisable or Exercisable within 60 days		Percentage of shares of common stock beneficially owned
Gregg L. Engles	2,551,687	(1)	5,380,296	(2)	4.5%
Kelly J. Haecker	66,861		542,152		*
Blaine E. McPeak	105,488		658,117		*
Kevin C. Yost	14,796		47,185		*
Bernard P.J. Deryckere	9,847	(3)	19,379		*
Michelle P. Goolsby	25,499	(4)	69,791		*
Stephen L. Green	176,504	(5)	122,262		*
Joseph S. Hardin, Jr.	212,998	(6)	147,115		*
Mary E. Minnick	20,020	(7)	23,845		*
Doreen A. Wright	31,679		42,979		*
All current directors and executive officers as a group (13 persons)	3,398,765		7,935,999		6.5%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes (a) 278,660 shares of common stock held by a family limited partnership with respect to which Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make voting and investment decisions (the “Limited Partnership”), and (b) 213,834 shares of common stock subject to unvested restricted stock units. All restricted stock units, other than the IPO Grants, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles, other than the IPO Grants, would vest and become exercisable if Mr. Engles elects to retire. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(2)	All unvested options, other than the IPO Grants, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of these options, which exclude the unvested portion of his IPO Grant, would vest and become exercisable if Mr. Engles elects to retire.

(3)	Mr. Deryckere is a Belgian resident and, prior to 2014, he was granted cash-settled equity awards, rather than stock-settled equity awards under the annual LTI program.

(4)	Includes 3,027 shares of restricted common stock that are subject to vesting.

(5)	Includes 3,995 shares of restricted common stock that are subject to vesting, and 123,726 shares of common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(6)	Includes 4,160 shares of restricted common stock that are subject to vesting, and 2,949 shares of common stock held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(7)	Includes 2,699 shares of restricted common stock that are subject to vesting.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of WhiteWave’s outstanding common stock as of March 18, 2015. There are no arrangements known to WhiteWave that may result in a change in control of WhiteWave upon the occurrence of some future event.

The percentages in the table below are based on 174,404,836 shares of common stock of WhiteWave outstanding as of December 31, 2014.

Name and address of beneficial owner	Number of shares of common stock beneficially owned	Percentage of shares of common stock beneficially owned
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	11,390,610	6.5%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	10,964,618	6.3%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	10,873,947	6.23%

(1)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 11, 2015, as of December 31, 2014, T. Rowe Price Associates, Inc. beneficially owned 11,390,610 shares of our common stock and has sole voting power with respect to 2,844,543 of such shares and sole dispositive power with respect to all of such shares.

(2)	Based solely on a review of a Schedule 13G/A filed with the SEC on January 30, 2015, as of December 31, 2014, BlackRock, Inc. beneficially owned 10,964,618 shares of our common stock and has sole voting power with respect to 9,835,613 of such shares and sole dispositive power with respect to all of such shares.

(3)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 10, 2015, as of December 31, 2014, The Vanguard Group beneficially owned 10,873,974 shares of our common stock, of which it has sole voting power with respect to 118,045 shares, sole dispositive power with respect to 10,770,970 shares and shared dispositive power with respect to 102,977 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

According to our By-laws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2016, such notice must be received no earlier than January 15, 2016 and no later than February 14, 2016.

If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing no later than December 3, 2015. We will include your proposal in our next annual meeting proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices at:

The WhiteWave Foods Company

c/o Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

The Company’s filings referred to above are also available on our Internet website, www.whitewave.com, under “Investor Relations”. Information contained in our Internet website does not constitute a part of this Proxy Statement. You can also obtain these documents from the Company, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

(303) 635-4747

Attention: Investor Relations

A list of stockholders will be available for inspection by stockholders of record during business hours at our principal executive offices at 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 for ten days prior to the date of the Annual Meeting and will be available for review at the Annual Meeting or any adjournments or postponements thereof.

Expenses of Soliciting Proxies

Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. In addition, we have engaged Innisfree M&A Incorporated to assist in the solicitation, for which we will pay $15,000, plus associated costs and expenses. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Annex A

The WhiteWave Foods Company

Amended and Restated 2012 Stock Incentive Plan

Section 1. Purpose

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors, executive personnel and other key employees of outstanding ability, as well as consultants; (ii) motivating non-employee directors, executive personnel, other key employees and consultants by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors, employees and consultants to participate in the growth and financial success of the Company.

Section 2. Definitions

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the material breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”; or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i) any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii) the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or

(iv) the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means The WhiteWave Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” with respect to any Participant occurs, unless otherwise provided for in an Award Agreement, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular employment or occupation with the Company or a Subsidiary and if and so long as the Social Security Administration has determined that the Participant is disabled.

“Effective Date” means March 13, 2015.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means a price that is based upon the opening, closing, actual, high, low or average sales price of the Stock as reported by the principal national exchange or trading system on which the Stock is then listed or traded on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether the Fair Market Value is in reference to the grant, vesting, exercise, settlement or payout of an Award. Notwithstanding the foregoing, if shares of Stock are not traded on a national exchange or trading system, Fair Market Value shall be determined by the Committee in good faith using such objective criteria as it shall deem appropriate.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercise” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-Statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an Award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Section 409A” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock, par value $0.01 per share, of the Company.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3. Powers of the Committee

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. Without limiting the generality of the foregoing, in connection with a corporate transaction (as defined for purposes of Section 424 of the Code), the Committee is expressly authorized to grant awards in replacement or substitution of awards in respect of the equity of any entity that shall become a direct or indirect subsidiary of the Company, in which case the limitations set forth in Section 4(c) shall not apply to any type of Award and the rule under Section 7(b) regarding the exercise price at which Options may be granted shall not apply to any Option that replaces an “in the money” option previously granted by such newly acquired subsidiary. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are not Executive Officers of the Company, pursuant to such conditions and limitations as the Committee may establish and consistent with applicable law; only the Committee or the Board may select, and grant Awards to, Executive Officers or exercise any other discretionary authority under the Plan in respect of Awards granted to Executive Officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to or during any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

Section 4. Maximum Amount Available for Awards

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 26,850,000 shares. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(c) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of Stock not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Option or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan. Notwithstanding the foregoing, the following shares of Stock shall not be recycled and again made available for grant under the Plan: (a) those tendered or withheld in payment of the exercise price of an Option or SAR; (b) those delivered to or withheld by the Employer for the payment of withholding taxes related to an Award in accordance with Section 12 hereof; and (c) those subject to an Option or SAR that are not issued or delivered upon the Net Exercise of such Option or SAR.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 2,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs with respect to more than 2,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $10,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and subject to the limitations in Section 4(c), and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock relates, as the case may be.

Section 5. Performance Awards, Performance Shares and Performance Units

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant shall receive for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, earnings per share, EBITDA, net earnings, net sales, return on equity, income, market share, working capital, return on investment, return on invested capital or capital employed, level of expenses, revenue, cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all extraordinary or non-recurring items including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i) Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or the value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit).

Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 6. Restricted Stock and Restricted Stock Units

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over three years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock

Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock. Unless the Committee shall otherwise specify, whether in the Award Agreement or otherwise, settlement of any Restricted Stock Units shall be made in shares of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i) Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 7. Stock Options and Stock Appreciation Rights

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i) Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the second anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of the effective date of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii) Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 8. Other Stock-Based Awards

(a) Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

Section 9. Change in Control

(a) Accelerated Vesting and Payment.

(i) In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (A) all outstanding Options and SARs shall become vested and exercisable immediately and (B) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (x) each Option and SAR shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (y) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii) Performance Awards, Performance Shares and Performance Units.

(A) Satisfaction of Performance Goals. In the event of a Change in Control prior to the end of a Performance Period, the Performance Period shall end as of the date of the Change in Control and the Performance Criteria shall be deemed to have been satisfied at the greater of (1) 100% of the target level of performance, with the payout pro-rated based on the time elapsed in the Performance Period through the date of the Change in Control, or (2) the actual level of performance as of the date of the Change in Control, as determined by the Committee, as constituted immediately prior to the Change in Control, without proration based on the time elapsed in the Performance Period through the date of the Change in Control.

(B) Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which a Performance Award, Performance Share or Performance Unit is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value and other material terms and conditions, as in effect immediately prior to the Change in Control, of the Performance Award, Performance Share or Performance Unit, as the case may be), the Performance Award, Performance Share or Performance Unit shall vest as of the date of the Change in Control, based on the performance level determined in accordance with Section 9(a)(ii)(A) above and shall be settled in accordance with Section 9(a)(iii) below.

(C) Settlement of Award Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which a Performance Award, Performance Share or Performance Unit is assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value and other material terms and conditions, as in effect immediately prior to the Change in Control, of the Performance Award, Performance Share or Performance Unit, as the case may be) and either (1) the Participant remains in continuous, active Service through the end of such Performance Period, or (2) the Company terminates the Participant’s Service without Cause or his or her Service terminates due to death, Disability or Retirement following such Change in Control, then in any such case, the Performance Award, Performance Share or Performance Unit shall vest based on the performance level determined in accordance with Section 9(a)(ii)(A) above as of the earlier to occur of (x) the end of the Performance Period or (y) the date of termination of the Participant’s Service. If, following a Change in Control, the Participant’s Service terminates for a reason other than as set forth in this Section 9(a)(ii)(C), the Performance Award, Performance Share or Performance Unit shall be immediately forfeited and canceled by the Company.

(iii) Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, for payments under Section 9(a)(i), or 60 days, for payments under Section 9(a)(ii), following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

(c) Amounts Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 9, to the extent that any Award granted under the Plan and outstanding at the time of Change in Control is treated as “deferred compensation” under Section 409A, and not exempt from its requirements under any applicable exemption therefrom, no acceleration of payment of such Award shall be made upon a Change in Control unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A. Any Award which is not payable upon the occurrence of a Change in Control solely by operation of this Section 9(c) shall become vested in accordance with Section 9(a)(i), but shall be paid at the date or event that such Award would have been payable without regard to the occurrence of such Change in Control.

Section 10. Effective Date, Amendment, Modification and Termination of the Plan or Awards

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Board or the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or in part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i) Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii) Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii) Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 162(m)), the Board will take care not to make an adjustment that would disqualify the Award.

(iv) Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

Section 11. Deferrals and Section 409A

(a) Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interest and additional tax under Section 409A; provided, however, that no Participant shall have the right to assert any claim against the Company for any tax or other liability incurred by reason of any Award granted hereunder failing to comply with the applicable requirements of Section 409A.

(b) With respect to any Participant who is employed in the United States or is otherwise treated as subject to income taxation in the United States in respect of an Award payable under the Plan (a “US Taxpayer”), (i) such Participant shall not be treated as having incurred a termination of Service for purposes of this Plan, including a Retirement from Service, unless and until such Participant shall have incurred a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder and (ii) any payment due such Participant in connection with any such separation from service which is treated as deferred compensation subject to Section 409A shall not be made earlier than the date which is six months and one day after such separation from service, if such Participant is a “specified employee” of the Company, as determined in accordance with the applicable provisions of Section 409A and the regulations thereunder (taking into account any policies or practices of the Company established in accordance with such regulations).

Section 12. General Provisions

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner that is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Annex B

The WhiteWave Foods Company

GAAP to Non-GAAP Reconciliation

(Unaudited)

	FY 2012	FY 2013	FY 2014	Footnotes
	(In millions)
Net Sales
GAAP	$2,289.4	$2,542.1	$3,436.6
Pro Forma Adjustments	19.7	—	—	(a)
Adjustments	(3.6)	—	—	(f)

Non-GAAP	$2,305.5	$2,542.1	$3,436.6

Operating Income
GAAP	$180.3	$157.4	$266.7
Pro Forma Adjustments	(15.9)	—	—	(a)(b)(c)
Adjustments	8.7	51.7	36.9	(f)(g)(j)

Non-GAAP	$173.1	$209.1	$303.6

Diluted Earnings Per Share
GAAP	$0.73	$0.57	$0.79
Pro Forma Adjustments	(0.19)	—	—	(a)(b)(c)(d)(e)(l)
Adjustments	0.06	0.17	0.16	(e)(f)(g)(h)(i)(j)(l)

Non-GAAP	$0.6	$0.74	$0.95
Non-GAAP, Excluding China J.V.	$0.6	$0.74	$1.00	(k)

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continued to sell and distribute certain WhiteWave products. This agreement modified our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales of $19.7 million and $7.0 million for the year ended December 31, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continued manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continued manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modified our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales of $1.9 million for the year ended December 31, 2012.

(b)	The adjustment reflects the elimination of $36.0 million of license income associated with our intellectual property license agreement with Morningstar for the year ended December 31, 2012. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar.

(c)	The adjustment reflects the recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”) of $8.2 million and the elimination of non-recurring transaction costs we incurred in connection with our initial public offering of $17.5 million for the year ended December 31, 2012.

(d)	The adjustment reflects:

i.	Elimination of $10.5 million of interest expense for the year ended December 31, 2012 related to the allocation of indebtedness of our former parent, Dean Foods Company, prior to our initial public offering.

ii.	Expected proforma annual interest expense on our established indebtedness at the time of our initial public offering of $17.8 million for the year ended December 31, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement of $6.4 million for the year ended December 31, 2012.

(e)	The adjustment reflects:

i.	Applying the 35% U.S. federal statutory tax rate to the pro forma adjustments for the year ended December 31, 2012.

ii.	Adjustments to income tax expense required to arrive at an adjusted effective tax rate on adjusted income before taxes in the amounts of:

•	($0.7) million for the year ended December 31, 2012.

•	$18.7 million for the year ended December 31, 2013.

•	$14.4 million for the year ended December 31, 2014.

(f)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar transferred back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales of $21.6 million for the year ended December 31, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense of $25.2 million, $16.5 million, and $1.6 million, respectively; for the year ended December 31, 2012.

iii.	The expense related to the mark-to-market adjustment on commodity hedges of $9.9 million for the year ended December 31, 2014.

(g)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods of $33.7 million for the year ended December 31, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$9.7 million for the year ended December 31, 2012.

•	$10.9 million for the year ended December 31, 2013.

•	$12.3 million for the year ended December 31, 2014.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods of $50.4 million for the year ended December 31, 2012.

iv.	Elimination of other non-recurring transition costs.

•	$1.2 million for the year ended December 31, 2012.

•	$6.8 million for the year ended December 31, 2013.

•	$0.9 million for the year ended December 31, 2014.

v.	Elimination of non-recurring transaction costs related to the July 2013 Dean Foods offering of our shares of $1.4 million for the year ended December 31, 2013.

vi.	Elimination of non-recurring transaction and integration costs related to acquisitions and other investments.

•	$8.3 million for the year ended December 31, 2013.

•	$14.9 million ($0.8 million for Americas Foods & Beverages, $14.1 million for Corporate) for the year ended December 31, 2014.

(h)	The adjustment reflects elimination of the (income) expense related to the mark-to-market adjustment on our interest rate hedges.

i.	$1.2 million for the year ended December 31, 2012.

ii.	$(3.4) million for the year ended December 31, 2013.

iii.	$5.3 million for the year ended December 31, 2014.

(i)	The adjustment reflects elimination of expense related to debt issuance costs written off as a result of the debt modification of $0.8 million for the year ended December 31, 2014.

(j)	The adjustment reflects elimination of asset disposal and exit costs and subsequent adjustments:

i.	Elimination of the loss on assets held for sale related to the Company’s intention to sell the operations of its soy-based meat alternative business located in the Netherlands of $9.8 million for the year ended December 31, 2013.

ii.	Elimination of the non-cash write-down of the assets of the dairy farm located in Idaho.

•	$11.1 million for the year ended December 31, 2013.

•	$(0.4) million for the year ended December 31, 2014.

iii.	Elimination of restructuring costs in connection with the sale of the dairy farm located in Idaho.

•	$3.3 million for the year ended December 31, 2013.

•	$(0.7) million for the year ended December 31, 2014.

(k)	The adjustment reflects:

i.	The adjustment reflects the elimination of costs incurred to manage our China Joint Venture investment.

•	$5.7 million ($3.7 million, net of tax) for the year ended December 31, 2014.

ii.	The adjustment reflects the elimination of the loss incurred on the investment in the China Joint Venture.

•	$6.0 million for the year ended December 31, 2014.

(l)	The number of shares used to compute diluted earnings per share, including the dilutive impact of stock options and RSUs:

•

153,770,497 for GAAP and Pro Forma Adjustments and 173,000,109 for Adjustments for the year ended December 31, 2012. Included within Diluted Earnings Per Share Pro Forma Adjustments of ($0.19) for the year ended December 31 2012, is a ($0.07) dilutive earnings per share impact as a result in the change of shares outstanding.

•	174,581,468 for GAAP and Adjustments for the year ended December 31, 2013.

•	177,949,916 for GAAP and Adjustments for the year ended December 31, 2014.

THE WHITEWAVE FOODS COMPANY

1225 17TH STREET, SUITE 1000

DENVER, CO 80202

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

For     Against     Abstain

01. Mary E. Minnick

02. Doreen A. Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.

For     Against     Abstain

2. Proposal to approve the amendment and restatement of The WhiteWave Foods Company 2012 Stock Incentive Plan.

3. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2015.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting

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Signature     [PLEASE SIGN WITHIN BOX]     Date

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0000239353_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

THE WHITEWAVE FOODS COMPANY

Annual Meeting of Stockholders May

14, 2015 9:30 AM (MDT)

This proxy is solicited by the Board of Directors of The WhiteWave Foods Company

For the 2015 Annual Meeting of Stockholders to be held at 9:30 am on May 14, 2015.

The undersigned appoints Gregg L. Engles and Roger E. Theodoredis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The WhiteWave Foods Company held of record by the undersigned at the close of business on March 18, 2015 at the Annual Meeting of Stockholders of the The WhiteWave Foods Company to be held on May 14, 2015 or at any postponement or adjournment thereof.

Please direct your proxy how he is to vote by placing an “X” in the appropriate box opposite the resolutions, which have all been proposed by The WhiteWave Foods Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For” each of the nominees for director listed on the reverse side hereof and “For” proposals 2 and 3.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.

Continued and to be signed on reverse side

0000239353_2 R1.0.0.51160